    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2001

                                                      REGISTRATION NO. 333-43664
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 3 TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                        INVESTORS CAPITAL HOLDINGS, LTD.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                         ------------------------------

            MASSACHUSETTS                                   6211                                    04-3284631
   (State or other jurisdiction of              (Primary Standard Industrial                     (I.R.S. Employer
   incorporation or organization)               Classification Code Number)                     Identification No.)
                                                     Timothy B. Murphy
                                                        230 Broadway
                                                    Lynnfield, MA 01940
                                                        781-593-8565
                                        (Address of registrant's principal executive
                                             offices and of agent for service)

                            ------------------------

                                   COPIES TO:

         JAMES M. CARABINA, ESQ.                     WILLIAM M. PRIFTI, ESQ.
              343 Broadway                          5 Market Square, Suite 108
           Providence, RI 02909                   Amesbury, Massachusetts 01913
              (401) 368-7988                              (978) 388-4942
          C. DAVID WELLER, ESQ.
               230 Broadway
           Lynnfield, MA 01940
              (781) 593-8565

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form is to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                                PROPOSED
                                                                             PROPOSED           MAXIMUM
                                                        AMOUNT TO BE     MAXIMUM OFFERING      AGGREGATE           AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      REGISTERED     PRICE PER SHARE(1)   OFFERING PRICE   REGISTRATION FEE(2)
Common Stock, par value $.01 per share..............         1,150,000              $8.00         $9,200,000          $2,428.80
Underwriters Warrants...............................           100,000             $0.001            $100.00              $0.00
Common Stock Underlying Underwriters Warrants.......           100,000             $11.20         $1,120,000            $295.70
Total...............................................                                             $10,320,100          $2,724.50

(1) The offering price has been estimated and the registration fee has been computed pursuant to Rule 457(a).

(2) A registration fee of $2,724.50 was paid at the time of the initial filing of this registration statement based on an estimate of the maximum aggregate offering price.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        INVESTORS CAPITAL HOLDINGS, LTD.
                     -------------------------------------
            CROSS REFERENCE SHEET SHOWING LOCATION IN THE PROSPECTUS
                 OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

REGISTRATION STATEMENT ITEM AND CAPTION           LOCATION OR HEADINGS IN PROSPECTUS
---------------------------------------           -------------------------------------------
1.   Front of Registration Statement and Outside  Outside Front Cover Page
     Front Cover Page of Prospectus
2.   Inside Front and Outside Back Cover Pages    Inside Front and Outside Back Cover Pages
     of Prospectus
3.   Summary Information and Risk Factors         Summary and Risk Factors
4.   Use of Proceeds                              How We Intend to Use the Proceeds From the
                                                  Offering
5.   Determination of Offering Price              How We Determined the Offering Price
6.   Dilution                                     Dilution
7.   Selling Security Holders                     Not applicable
8.   Plan of Distribution                         Plan of Distribution
9.   Legal Proceedings                            Legal Proceedings
10.  Directors, Executive Officers, Promoters     Management
     and Control Persons
11.  Security Ownership of Certain Beneficial     Principal Shareholders
     Owners and Management
12.  Description of Capital Stock                 Description of the Stock
13.  Interest of Named Experts and Counsel        Not applicable
14.  Disclosure of Commission Position on         Not applicable
     Indemnification for Securities Act
     Liabilities
15.  Organization Within Last Five Years          Not applicable
16.  Description of Business                      Summary; Risk Factors; Management's
                                                  Discussion and Analysis of Financial
                                                  Condition and Results of Operations;
                                                  Business of the Company; and Consolidated
                                                  Financial Statements
17.  Management's Discussion and Analysis or      Management's Discussion and Analysis of
     Plan                                         Financial Condition and Results of
                                                  Operations
18.  Description of Property                      Business of the Company--Properties
19.  Certain Relationships and Related            Certain Relationships and Related
     Transactions                                 Transactions
20.  Market for Common Equity and Related         Front Cover Page; Summary; Risk Factors and
     Stockholder Matters                          Market for the Common Equity and Related
                                                  Stockholder Matters
21.  Executive Compensation                       Management
22.  Financial Statements                         Consolidated Financial Statements
23.  Changes in and Disagreements With            Not Applicable
     Accountants on Accounting and Financial
     Disclosure

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION DATED JANUARY 19, 2001
                        1,000,000 SHARES OF COMMON STOCK
                        INVESTORS CAPITAL HOLDINGS, LTD.


                                     [LOGO]


    This is our initial public offering of common stock. The initial offering price per share is expected to be $8.00. No public market currently exists for the shares of common stock. This is a firm commitment underwriting. Our shares of common stock are approved for listing on the American Stock Exchange upon official notice of issuance under the symbol "ICG."


    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                              PER SHARE     TOTAL
                                                              ---------   ----------
Public offering price.......................................    $8.00     $8,000,000
Underwriting discounts and commissions......................      .80        800,000
Proceeds, before expenses, to Investors Capital Holdings,
  Ltd.......................................................    $7.20     $7,200,000

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Our underwriters have an option to acquire an additional 150,000 shares to cover any overallotment.

SCHNEIDER SECURITIES, INC.

                                                   INVESTORS CAPITAL CORPORATION


               The date of this prospectus is            , 2001 .

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      3
Risk Factors................................................      5
Forward Looking Statements..................................      6
How We Intend to Use the Proceeds From the Offering.........      7
Capitalization..............................................      8
Dilution....................................................      8
Selected Consolidated Financial and Other Information.......      9
Management's Discussion and Analysis of Financial Condition
  and Results of Operation..................................     10
Our Business................................................     14
Management..................................................     22
Principal Shareholders......................................     27
Certain Relationships and Related Transactions..............     28
Description of the Company's Common Stock...................     29
Shares Eligible for Future Sale.............................     29
Underwriting................................................     30
Transfer Agent..............................................     32
Legal Matters...............................................     32
Experts.....................................................     32
Where You Can Find More Information.........................     33
Index to Financial Statements...............................    F-1

                                    SUMMARY

    You should read the entire prospectus carefully to understand this offering, especially the Risk Factors section beginning on page 5 and the financial statements beginning on page F-3.

OUR COMPANY

    We are a financial services holding company offering financial planning services and investments, such as mutual funds, individual equities, variable annuities and other insurance products through our representatives. We operate through our wholly-owned securities brokerage firm for transactions in other securities primarily as an accommodation to our clients. We also provide portfolio management through our wholly-owned investment adviser.


    Our brokerage subsidiary, Investors Capital Corporation, was formed in 1992 and operates in all 50 states, Puerto Rico and the District of Columbia and contributes 90% of the total gross revenues of our Company. This company is duly registered with the Securities and Exchange Commission and offers investment services to some 80,000 active customers. As of September 30, 2000 we have approximately 1,100 registered representatives, 65% of which are licensed to sell mutual funds, unit investment trusts, variable annuity products and variable life insurance. The remaining 35% are licensed to sell all securities products. We provide to our customers, services relating to corporate equity and debt securities, U.S. Government securities, municipal securities, mutual funds, variable annuities and life insurance, market information, internet online trading, portfolio tracking and records management.



    Our investment adviser, Eastern Point Advisors, Inc., offers to some 4,000 clients, portfolio construction and management services and advises two mutual funds we formed in 1999, the Investors Capital Twenty Fund and the Investors Capital Internet and Technology Fund.


    Our principal offices are located at 230 Broadway, Lynnfield, MA 01940. Our telephone number is (781) 593-8565. We maintain a website at www.investorscapital.com. Information contained on our web site is for informational purposes only and is not incorporated by reference into this prospectus.

                                  THE OFFERING


Common stock offered by us...................  1,000,000 shares

Common stock to be outstanding after the
  offering...................................  5,645,311 shares

The American Stock Exchange..................  Our common stock has been approved for listing on the American Stock Exchange upon
                                               official notice of issuance under the symbol
                                               "ICG".

Estimated net proceeds.......................  $7,200,000

Use of proceeds..............................  We intend to use the net proceeds of this offering for general corporate purposes,
                                               including working capital, internet presence
                                               and expansion of operations and sales and
                                               marketing capabilities.

                        SUMMARY FINANCIAL AND OTHER DATA

    The following table sets forth certain summary consolidated historical and pro forma financial and operating information of the Company. The following information should be read in conjunction with the financial statements and the notes to the financial statements. We terminate brokers for compliance and regulatory violations as well as for low or no production and failure to remit to us their required annual registration fees.

                                                                             FOR THE SIX MONTHS ENDED
                                             FOR THE YEAR ENDED MARCH 31,          SEPTEMBER 30,
                                             ----------------------------   ---------------------------
                                                 1999           2000            1999           2000
                                             ------------   -------------   ------------   ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues from commission and advisory
    services...............................  $14,568,550    $ 22,457,574    $ 10,192,460   $ 14,352,038
  Commission and advisory services
    expense................................   11,688,664      18,349,434       8,435,547     11,818,880
                                             -----------    ------------    ------------   ------------
  Gross Profit.............................    2,879,886       4,108,140       1,756,913      2,533,158
  Selling and administrative expenses......    2,667,997       4,034,705       1,788,662      2,133,441
                                             -----------    ------------    ------------   ------------
  Operating income (loss)..................      211,889          73,435         (31,749)       399,717
  Net other income.........................       32,866          67,942          25,120         36,092
                                             -----------    ------------    ------------   ------------
  Income (loss) before taxes...............      244,755         141,377          (6,629)       435,809
  Income taxes.............................      137,500          83,000          10,000        181,500
                                             -----------    ------------    ------------   ------------
  Net income (loss)........................      107,255          58,377         (16,629)       254,309
  Other comprehensive income (loss)........                       31,948                        (18,066)
                                             -----------    ------------    ------------   ------------
  Total comprehensive income (loss)........      107,255          90,325         (16,629)       236,243
  Net income (loss) per share..............  $      0.02    $       0.02    $     (0.004)  $       0.05
  Weighted average shares outstanding,
    basic..................................    4,573,296       4,609,491       4,609,491      4,645,311
  Weighted average shares outstanding,
    diluted................................    4,746,296       4,782,491       4,782,491      4,818,311

OTHER DATA:
    Representatives........................          794             996             892          1,091
    States represented.....................           50              50              50             50
    Brokers added..........................          272             257             117            131
    Brokers terminated and resigned........          161             138              55             65
    Assets under management................  $95,266,560    $146,692,177    $100,225,432   $164,529,519

    The following table presents a summary of our consolidated balance sheet at September 30, 2000:

    - on an actual basis;

    - on an as adjusted basis to reflect the sale of 1,000,000 shares in this offering at an assumed initial public offering price of $8 per share after deducting the estimated underwriting discount and offering expenses.

                                                              SEPTEMBER 30, 2000
                                                           ------------------------
                                                             ACTUAL     AS ADJUSTED
                                                           ----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
    Cash and cash equivalents............................  $  434,194   $ 7,084,194
    Working capital......................................     904,610     7,554,610
    Total assets.........................................   4,278,444    10,928,444
    Total liabilities....................................   2,195,488     2,195,488
    Shareholders' equity.................................   2,082,956     8,732,956

                                  RISK FACTORS


    An investment in our common stock involves risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to the financial statements, before you decide to buy our common stock.



WE MAY INCUR LOSSES IF OUR INVESTMENT PROFESSIONALS FAIL TO COMPLY WITH REGULATORY REQUIREMENTS



    All of our investment professionals are required by law to be licensed with our subsidiaries, the registered representatives with the broker-dealer and the investment adviser representatives and solicitors with the investment adviser. Pursuant to these requirements, these investment professionals are subject to our supervision in the area of compliance with applicable federal and state securities laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations such as the NASD. The violation of any regulatory requirements by us or our investment professionals could jeopardize our broker-dealer or investment adviser license and could subject us to liability to customers.



WE DEPEND UPON THEODORE G. CHARLES AND TIMOTHY B. MURPHY AS KEY PERSONNEL, THE LOSS OF EITHER MAY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.



    Our success is largely dependent on the skills, experience and performance of certain key personnel; particularly Theodore E. Charles, our chairman, chief executive officer and president whose long-term relationships with our investment professionals and product sponsors has been and continues to be the driving force to our company's success, and Timothy B. Murphy, our treasurer and chief financial officer. The loss of either Messrs. Charles and Murphy could have an adverse effect on our business, financial condition and results of operations.



WE CONSTANTLY RUN THE RISK OF CUSTOMER FRAUD WHICH COULD HARM OUR EARNINGS AND PROFITS



    We are exposed to the risk of significant losses as a result of customer fraud. Activities such as authorizing trades and not accepting those trades if anticipated stock movement is not achieved; paying for transactions with bad funds; improperly stating investment experience, net worth and income amount and tolerance for risk, all of which could result in the expenditure of time, money and actual loss, with the latter exposing us to the potential for arbitration.



WE CONSTANTLY RUN THE RISK OF INVESTMENT PROFESSIONAL AND EMPLOYEE FRAUD WHICH COULD HARM OUR EARNINGS AND PROFITS



    Employees and investment professionals expose us to the risk of significant losses as a result of employee errors, investment professional misconduct and fraud. Such misconduct could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized, unsuccessful or improper activities. It is not always possible to deter employee or investment professional misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.



WITHOUT IMPLEMENTATION OF ADEQUATE INTERNAL CONTROLS, OUR ABILITY TO MAKE MONEY COULD BE SEVERELY RESTRICTED



    Our broker-dealer subsidiary has not been in compliance with its required net capital reserve. Failure to improve our accounting procedures and internal controls could result in regulatory sanctions being applied against our broker-dealer subsidiary, which sanctions could severely restrict our activities, require us to pay substantial fines and limit our ability to make money.

VOLATILITY OF THE MARKET PLACE



    The stock market recently has experienced significant price fluctuations. Those fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. These fluctuations, as well as general economic, market and political conditions, may adversely affect the market price of the common stock.



SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET FOLLOWING THE OFFERING COULD ADVERSELY AFFECT OUR STOCK'S MARKET PRICE



    We have 4,668,314 shares of common stock on a fully diluted basis which are "restricted securities." Of that amount, 381,031 shares are currently available for resale following the offering, with an additional 80,538 available for resale after April 1, 2001. Resale of any of the foregoing could immediately affect, substantially and adversely, our stock's market price and could, both short-term and long-term, adversely affect the development of a public market in the stock.



WE ARE INVOLVED IN MATERIAL LEGAL PROCEEDINGS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO CONDUCT BUSINESS



    We currently have claims from customers which, if we were to be found liable for such claims, could have a significant impact on our earnings and profits.



WE RELY HEAVILY ON OUR CLEARING FIRM AND TERMINATION OF OUR AGREEMENT WITH THEM COULD HARM OUR BUSINESS



    Our current clearing agreement is with Pershing. It may be terminated by either party on ninety days written notice. Termination of this agreement could harm our business. Among other things, we rely on our clearing firm for the internet trading capabilities of equity securities which is a growing portion of our business.



    Our clearing agreement is on a fee-for-service basis. Our clearing firm processes most of the securities transactions for our account and the accounts of our clients. Services of our clearing firm include billing and credit extension, control and receipt, custody and delivery of securities, for which we pay a transaction charge. We are dependent on the operational capacity and the ability of our clearing firm for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, certain capital reserve requirements and other complex regulatory requirements imposed by federal and state securities laws are not applicable to us. We have agreed to indemnify and hold our clearing firm harmless from certain liabilities or claims, including claims arising from the transactions of our clients.


                           FORWARD-LOOKING STATEMENTS

    We have used certain forward-looking statements and information that are based on our beliefs as well as assumptions made by and information currently available to us in this prospectus. Words such as "anticipate," "believe," "estimate," "expect," "intend," and "should" may constitute forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the operations, results of operations, liquidity, growth strategies, competitive factors, pricing pressures, changes in legal and regulatory requirements, interest rate fluctuations, and general economic conditions, as well as other factors described in this prospectus. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in this document as anticipated, believed, estimated, expected or intended.

              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

    We presently anticipate the net proceeds from the sale of the common stock after expenses will amount to $6,650,000.

    We currently intend to use the net proceeds as follows:

    - $1,250,000 to establish three or more company-owned and operated offices located in Massachusetts, Florida and California. Through appropriately licensed company employees, these offices will make available to the public, mutual funds, variable annuities and life insurance, individual stocks and bonds, and portfolio construction and management services;

    - $1,550,000 over the next 18 months to further develop our internet web site for our clients and representatives. This will allow us to create a state-of-the-art web site to provide our clients and brokers with account information and access, efficient on-line trading, market, tax and other financial information, financial calculators and shopping for non-financial products and services;

    - $1,250,000 for sales and marketing of our mutual funds and investment advisory services. Our mutual funds and advisory services are currently marketed primarily by our affiliated registered representatives. We intend to use this portion of the proceeds to expand the distribution of these products and services to other financial institutions and directly to the investing public through extensive local and national print and electronic advertising, as well as through the hiring of company-employed wholesalers;

    - $1,000,000 for possible acquisitions of mutual funds, insurance agencies, broker-dealers and investment advisers. We have no present agreements, plans, arrangements or understandings regarding any acquisitions and management will have broad discretion to allocate the proceeds; and

    - $1,600,000 for working capital.

    Pending any such uses of the proceeds of this offering, we will invest the net proceeds of this offering in short-term, investment grade, interest-bearing instruments. We believe that the net proceeds from the offering together with funds generated from operations, will meet our anticipated capital funding needs for at least the next 18 months.

                                 CAPITALIZATION

    The following table presents our capitalization as of September 30, 2000, adjusted to give effect to the sale of 1,000,000 shares of common stock in this offering at an assumed initial price to the public of $8.00 per share and the application of the estimated net proceeds of approximately $6,650,000.

                                                                SEPTEMBER 30, 2000
                                                              -----------------------
                                                                               AS
                                                                ACTUAL      ADJUSTED
                                                              ----------   ----------
Shareholders' equity:
Common stock, $0.01 par value, 10,000,000 shares authorized;
  4,645,311 shares (actual), 5,645,311 shares (as adjusted)
  issued and outstanding....................................  $   31,628   $   41,628
  Additional paid-in-capital................................   1,744,602    8,384,602
  Retained earnings.........................................     292,844      292,844
  Unrealized gain on securities.............................      13,882       13,882
                                                              ----------   ----------
Total shareholders' equity and capitalization...............  $2,082,956   $8,732,956
                                                              ==========   ==========

                                    DILUTION

    The difference between the initial price per share to the public of common stock and the net tangible book value per share after the completion of the offering constitutes the dilution to investors in this offering. Net tangible book value per share of common stock is determined by dividing our net tangible book value, total tangible assets less total liabilities, by the number of shares of common stock outstanding.

    As of September 30, 2000, our net tangible book value was $2,082,956 or $0.45 per share of common stock. Net tangible book value represents the amount of our total assets, less any intangible assets and total liabilities. After giving effect to the sale of the 1,000,000 shares of common stock offered through this prospectus, and after deducting the underwriting discount of 10% and other estimated expenses of the offering, estimated to be $550,000, our adjusted pro forma net tangible book value as of September 30, 2000, would have been $8,732,956 or $1.55 per share. This represents an immediate increase in net tangible book value of $1.10 per share to existing shareholders and an immediate dilution of $6.45 per share to investors in this offering. The following table illustrates this per share dilution:

Initial public offering price...............................              $8.00
  Net tangible book value before offering...................   $0.45
  Increase attributable to investors in this offering.......   $1.10
  Net tangible book value after offering....................              $1.55

Dilution to new investors...................................              $6.45

    The table below provides the following as of September 30, 2000: (a) a comparison of the total number of shares of common stock purchased from us,
(b) the total consideration paid and (c) the average price per share paid by existing common shareholders and to be paid by investors who purchase shares of common stock in this offering at an assumed initial price to the public of $8.00 per share:

                                                 SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                               --------------------   ---------------------     PRICE
                                                NUMBER     PERCENT     DOLLARS     PERCENT    PER SHARE
                                               ---------   --------   ----------   --------   ---------
Existing common shareholders.................  4,645,311     82.3     $1,563,309     16.3       $0.34
New investors................................  1,000,000     17.7      8,000,000     83.7       $8.00
  Total......................................  5,645,311    100.0%     9,563,309    100.0%

                 SELECTED FINANCIAL DATA AND OTHER INFORMATION

    The following table presents our selected financial data. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and notes to those statements included in the prospectus. Our statements of income data set forth below for the fiscal years ended
March 31, 2000 and 1999 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by Cayer Prescott Clune & Chatellier, LLP, independent certified public accountants, whose report is also included in this prospectus.

    The statements of operations data for the six months ended September 30, 2000 and 1999 and the balance sheet data as of September 30, 2000 are derived from unaudited financial statements included in this prospectus and, in the opinion of management, include all normal and recurring adjustments that are necessary for a fair presentation of our financial position and results of operations for these periods. The historical financial information may not be indicative of our future performance.

                                                                           FOR THE SIX MONTHS ENDED
                                          FOR THE YEAR ENDED MARCH 31,           SEPTEMBER 30,
                                         ------------------------------   ---------------------------
                                             1999             2000            1999           2000
                                         -------------   --------------   ------------   ------------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenues from commission and advisory
    services...........................   $14,568,550     $ 22,457,574    $ 10,192,460   $ 14,352,038
  Commission and advisory services
    expense............................    11,688,664       18,349,434       8,435,547     11,818,880
                                          -----------     ------------    ------------   ------------
  Gross profit.........................     2,879,886        4,108,140       1,756,913      2,533,158
  Selling and administrative
    expenses...........................     2,667,997        4,034,705       1,788,662      2,133,441
                                          -----------     ------------    ------------   ------------
  Operating income (loss)..............       211,889           73,435         (31,749)       399,717
  Net other income.....................        32,866           67,942          25,120         36,092
                                          -----------     ------------    ------------   ------------
  Income (loss) before taxes...........       244,755          141,377          (6,629)       435,809
  Income taxes.........................       137,500           83,000          10,000        181,500
                                          -----------     ------------    ------------   ------------
  Net income (loss)....................       107,255           58,377         (16,629)       254,309
  Other comprehensive income (loss)....                         31,948                        (18,066)
                                          -----------     ------------    ------------   ------------
  Total comprehensive income (loss)....       107,255           90,325         (16,629)       236,243
                                          ===========     ============    ============   ============
  Net income (loss) per share..........   $      0.02     $       0.02    $     (0.004)  $       0.05
  Weighted average shares outstanding,
    basic..............................     4,573,296        4,609,491       4,609,491      4,645,311
  Weighted average shares outstanding,
    diluted............................     4,746,296        4,782,491       4,782,491      4,818,311

OTHER DATA:
    Representatives....................           794              996             892          1,091
    States represented.................            50               50              50             50
    Brokers added......................           272              257             117            131
    Brokers terminated and resigned....           161              138              55             65
    Assets under management............   $95,266,560     $146,692,177    $100,225,432   $164,529,519

                                                       MARCH 31,               SEPTEMBER 30,
                                                -----------------------   -----------------------
                                                   1999         2000         1999         2000
                                                ----------   ----------   ----------   ----------
CONSOLIDATED BALANCE SHEET DATA:
    Cash and cash equivalents.................  $1,112,534   $  844,603   $  764,919   $  434,194
    Total assets..............................   2,863,542    4,100,065    3,327,850    4,278,444
    Total current liabilities.................   1,348,419    2,220,352    1,576,610    2,154,488
    Shareholders' equity......................  $1,497,123   $1,846,713   $1,717,240   $2,082,956

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

OVERVIEW

    We are a financial services holding company that, through our subsidiaries, provides investment advisory, insurance, financial planning and related services. We operate in a highly regulated and competitive industry, that is influenced by numerous external factors such as economic conditions, marketplace liquidity and volatility, monetary policy, global and national political events, regulatory developments, competition and investor preferences.

    Our revenues and net earnings may be either enhanced or diminished from period to period by any one of or by a multiple of these external factors.

    In addition, the passage of the Graham-Leach-Bliley Act in November of 1999 repealed depression-era laws that separated commercial, investment banking and insurance activities. Such repeal may result in the intensification of the environment in which we compete by increasing the number of companies doing business in the financial services arena.

RESULTS OF OPERATIONS

SIX MONTHS ENDED SEPTEMBER 30, 2000 VERSUS SIX MONTHS ENDED SEPTEMBER 30, 1999

    During the six months ended September 30, 2000, our revenues increased by $4,159,578 to $14,352,038 from $10,192,460 for the six months ended
September 30, 1999. Operating income increased by $431,466 to $399,717 for the six months ended September 30, 2000 as compared to operating loss of $31,749 for the six months ended September 30, 1999. During the six months ending
September 30, 2000, revenues grew at a rate of 40.8% over the same period in the prior year. Revenue increases during the period were primarily due to the growth in the number of quality sales representatives who primarily sold variable annuities and mutual funds.

    Total commission revenue for the broker-dealer increased by $3,873,760 or 43.2% to $12,831,475 for the period ended September 30, 2000 from $8,957,715 for the period ended September 30, 1999. Commission revenue from the sale of mutual funds increased by $1,037,189, or 29.6%, to $4,537,555 for the period ended September 30, 2000 from $3,500,366 for the period ended September 30, 1999. Commission revenue from the sale of variable annuity products increased by $2,317,680, or 49.6%, to $6,986,357 for the period ended September 30, 2000 from $4,668,677 for the period ended September 30, 1999. This overall increase in commission revenue was due to the continued growth of our sales and marketing staff.

    Total expenses increased by $3,728,112, or 37%, to $13,952,321 for the period ended September 30, 2000 from $10,224,209 for the period ended September 30, 1999. Expenses increased in all areas due to our continued expansion of operations, marketing efforts and increases in staffing.

    Commissions and advisory fees paid to our sales force increased by $3,383,333, or 40.1%, to $11,818,880 for the period ended September 30, 2000 from $8,435,547 for the period ended September 30, 1999. As a percentage of revenue, these expenses decreased by 0.41% for the period ended September 30, 2000 when compared to the period ended September 30, 1999. This was attributed to a competitive reduction in our advisory fees charged that offset an increase in commissions paid to a higher quality and more productive sales force.

    Compensation and benefits increased by $450,072, or 60.5%, to $1,193,899 for the period ended September 30, 2000 from $743,827 for September 30, 1999. As a percentage of revenue, these expenses increased by 1.0% for the period ended September 30, 2000 when compared to the period ended September 30, 1999. This increase in compensation and benefits is primarily attributable to accommodate our growth from the prior year from the hiring of several new employees and also an increase in executive compensation. We employed 32 salaried employees at September 30, 1999 as compared to 46 at September 30, 2000.

SIX MONTHS ENDED SEPTEMBER 30, 2000 VERSUS SIX MONTHS ENDED SEPTEMBER 30, 1999 (CONTINUED)
    Our income tax provision increased from $10,000 for the period ended September 30, 1999 to $181,500 for the period ended September 30, 2000.

    Our net income from operations increased by $270,938 to $254,309 for the period ended September 30, 2000 as compared to a net loss of $16,629 for the period ended September 30, 1999. This change is a result of cumulative growth per the nature of the industry. Also, our selling and administrative expenses decreased by 2.6% as a percentage of revenue. Finally, gross profit improved by $776,245 during the comparative period.

    Total comprehensive income for the period ended September 30, 2000 was $236,243, which includes an unrealized loss on marketable securities in the amount of $18,066. We had no other comprehensive income for the period ended September 30, 1999.

FISCAL YEAR ENDED MARCH 31, 2000 COMPARED WITH FISCAL YEAR ENDED MARCH 31, 1999

    Our total revenue for the fiscal year ended March 31, 2000 was $22,457,574 as compared to $14,568,550 for the fiscal year ended March 31, 1999; an increase of $7,889,024 or 54.2%. This increase in revenue was primarily due to an increase in commission revenue and investment advisory fee income.

    Total commission revenue for the broker-dealer increased by $7,843,273 or 58.8% to $21,178,471 for the period ended March 31, 2000 from $13,335,198 for the period ended March 31, 1999. Commission revenue from the sale of mutual funds increased by $1,775,610 or 30.0% to $7,693,418 for the period ended
March 31, 2000 from $5,917,808 for the period ended March 31, 1999. Commission revenue from the sale of variable annuity products increased by $5,407,678, or 100.6% to $10,784,812 for the period ended March 31, 2000 from $5,377,134 for the period ended March 31, 1999. This overall increase in commission revenue was due primarily to the increase in and maturation of our sales and marketing staff.

    Total expenses increased by $8,027,478, or 55.9% to $22,384,139 for the period ended March 31, 2000 from $14,356,661 for the period ended March 31, 1999. Expenses increased in all areas due to our expanded operations and marketing efforts, increases in staffing, costs associated with the settlement of certain litigation and the development and subsequent launch of two mutual funds.

    Commissions and advisory fees paid to our sales force increased by $6,660,770 or 56.9% to $18,349,434 for the period ended March 31, 2000 from
$11,688,664 for the period ended March 31, 1999. As a percentage of revenue, these expenses increased by 1.5% for the period ended March 31, 2000 when compared to the period ended March 31, 1999.

    Compensation and benefits increased by $603,379 or 56.5% to $1,672,020 for the period ended March 31, 2000 from $1,068,641 for the period ended March 31, 1999. As a percentage of revenue, these expenses increased by 0.11% for the fiscal year ended March 31, 2000 when compared to the fiscal year ended
March 31, 1999. This increase in compensation and benefits is primarily attributable to increased sales and the addition of 12 new salaried employees during the fiscal year ended March 31, 2000. We employed 27 salaried employees on March 31, 1999 and 39 salaried employees on March 31, 2000.

    Our income tax provision decreased from $137,500 for the fiscal year ended March 31, 1999 to $83,000 for the fiscal year ended March 31, 2000.

    Our net income decreased by $48,878 or 45.6% to $58,377 for the period ended March 31, 2000 from $107,255 for the period ended March 31, 1999. This change is a direct result of our mutual fund start-up costs of $83,000, of which we had no similar expenses for the fiscal year ended, March 31, 1999. This change is also a result of the costs associated with the settlement of certain litigation for $165,000 of which we, again, had no similar expense for the year ended
March 31, 1999.

    Total comprehensive income for the period ended March 31, 2000 was $90,325, which includes an unrealized gain on marketable securities in the amount of $31,948. We had no other comprehensive income for the period ended March 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    We believe that return on equity primarily is based on the use of capital in an efficient manner. Historically, we have financed our operations primarily through private equity and internally generated cash flow and not by incurring debt.

    As of September 30, 2000, we had cash and cash equivalents which totaled $434,194 as compared to $764,919 on September 30, 1999. Working capital on September 30, 2000 was $904,610 as compared to $1,215,230 on September 30, 1999. Cash and cash equivalents as of March 31, 2000 were $844,603 as compared to $1,112,534 on March 31, 1999. Working capital on March 31, 2000 was $1,082,349 as compared to $1,126,965 as of March 31, 1999. Our ratio of current assets to current liabilities was 1.49 to 1 on March 31, 2000 as compared to 1.84 to 1 on March 31, 1999.

    As of March 31, 2000, our net capital ratio for the broker-dealer was (17) to 1 as compared to 16.9 to 1 for our fiscal year ended March 31, 1999. In order to participate in this offering as a co-underwriter, the SEC requires that we maintain a net capital of $100,000 and a ratio of aggregate indebtedness to net capital not to exceed 15 to 1. This SEC requirement is also referred to as the "net capital ratio" or the "net capital rule." Indebtedness generally includes all money owed by a company, and net capital includes cash and assets that are easily converted into cash. SEC rules also prohibit "equity capital," which, under the net capital rule, includes the subordinated loans from being withdrawn or cash dividends from being paid if our net capital ratio would exceed 10 to 1 if we would have less than our minimum required net capital. On March 31, 2000, we had a negative net capital of $110,386 as compared to net capital of $62,800 at March 31, 1999. This resulted in a net capital deficiency of $235,804 and $7,955, respectively, for the applicable years.

    For the six months ended September 30, 2000, we had a negative net capital of $43,893 and a negative net capital of $182,096 at September 30, 1999. This resulted in a net capital deficiency of $165,318 and $286,412 for the respective periods. The ratio of aggregate indebtedness was (41.5) to 1 at September 30, 2000 and (8.59) to 1 at September 30, 1999.


    On November 9, 2000, we discovered that our broker-dealer subsidiary had underaccrued commissions payable in the amount of $442,000 as of September 30, 2000. This was due to period-ending cut-off procedures, which were not appropriately applied for the monthly periods ended March 31, 1998 through September 30, 2000. These underaccrued commissions occurred in the last 5 days of a month where the receipt of income did not have a corresponding commission payable expense item applied against it. This resulted from unallocated income from insurance companies and mutual funds where the appropriate off-setting entry was not made. This adjustment impacted us by causing (1) the net income for the year ended March 31, 1999 to be restated to reflect the recognition of $134,000 of expenses not previously recorded and the net income for the year ended March 31, 2000 to be restated to reflect the recognition of $102,000 of expenses not previously recorded; (2) the provision for income taxes for the year ended March 31, 1999 to be reduced by $59,000 and the provision for income taxes for the year ended March 31, 2000 to be reduced by $26,000; and
(3) retained earnings for the year ended March 31, 1999 to be reduced by $75,000 and retained earnings for the year ended March 31, 2000 to be reduced by $76,000. Failure to meet net capital requirements could result in regulatory discipline and fines. No regulatory action has been taken against our broker-dealer subsidiary for this net capital deficiency. As a result, at September 30, 2000, our broker-dealer subsidiary was in noncompliance with its required net capital reserve in the amount of approximately $165,000. Under NASD regulations, our broker-dealer subsidiary was required to and did notify the SEC and the NASD of the noncompliance within the required time frame. On
November 9, 2000, we made a capital infusion into the broker-dealer subsidiary in the amount of $200,000 in order to correct the net capital deficiency.


    To prevent any future similar occurrences, we instituted more effective reporting cut-off procedures, which we believe, will result in the proper recording of commissions payable in every period. As an additional preventive measure, we have retained the services of an independent consultant, who specializes in broker-dealer compliance issues, to review our procedures in this area.

    Net cash provided by operating activities was $20,953 for the year ended March 31, 2000 as compared to net cash provided by operating activities of $141,352 for the year ended March 31, 1999. This decrease in cash flow provided by operating activities was primarily the result of an increase in commissions and receivables that had not yet been received at fiscal year end. Also, we had a related-party receivable increase in the amount of $62,441 during the fiscal year ended March 31, 2000 as compared to our prior fiscal year. This was attributable to moneys loaned to our principal stockholder, Theodore E. Charles. Net cash used for operating activities was $128,271 for the period ended September 30, 2000 as compared to net cash used for operating activities of $329,296 for the period ended September 30, 1999.


    Offsetting these major decreases in cash flow from operations were increases of accrued expenses and commissions payable to certain of our registered representatives that had not yet been paid on March 31, 2000.

    Net cash used in investing activities was $591,689 for the year ended
March 31,2000 as compared to $147,211 for the year ended March 31, 1999. This decrease in cash flow used in investing activities was primarily the result of an increase in plant and equipment acquisitions and investments used to increase the clearing deposits required by our broker-dealer's clearing firm. Finally, cash flows provided from financing activities increased by $320,307 as compared to last year from the issuance of warrants exercised by our group of private investors. Net cash used for investing activities was $25,677 for the period ended September 30, 2000 as compared to net cash used for investing activities of $364,300 for the period ended September 30, 1999. Based on currently proposed plans and assumptions relating to the implementation of our business plan, we believe that the proceeds of this offering, combined with cash flow from operations, will enable us to fund our planned operations for a period of at least 18 months from the date of this prospectus.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date FASB Statement No. 133 and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of SFAS No. 133". These statements outline the accounting treatment for all derivative activity. We do not use derivative instruments and these accounting statements will not have an effect on us.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position
No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective for fiscal years beginning after December 15, 1998. SOP 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. Holdings adopted this statement beginning in fiscal 1999.

EFFECTS OF INFLATION

    Holdings' assets are primarily liquid in nature and are not significantly affected by inflation. Management believes that the replacement cost of property and equipment will not materially affect operating results. However, the rate of inflation affects our expenses, including employee compensation and benefits, communications and occupancy, which may not be readily recoverable through charges for services provided.

                                  OUR BUSINESS

OVERVIEW

    Incorporated in July of 1995, Investors Capital Holdings, Ltd. is a financial services holding company that operates primarily through its subsidiaries in two segments of the financial services industry. These two segments provide for the offering of (1) services related to corporate equity and debt securities, U.S. Government securities, municipal securities, mutual funds, variable annuities, variable life insurance, market information, internet online trading and portfolio tracking and records management and (2) financial planning services, investment advisory and asset management services and the management of two retail mutual funds.

SUPPORT TO OUR REPRESENTATIVES


    INVESTORS CAPITAL CORPORATION. Investors Capital Corporation, an NASD registered broker-dealer also registered with the Securities and Exchange Commission is headquartered in Lynnfield, Massachusetts and is a wholly-owned subsidiary of Investors Capital Holdings, Ltd. Doing business in all 50 states, Puerto Rico and the District of Columbia, Investors Capital Corporation makes available multiple investment products and provides support, technology and back-office service to its network of approximately 1100 representatives. Our representatives sell investment products that are securities under federal and state law. Accordingly they are required to and are registered as representatives with our brokerage subsidiary. Similar registrations may be required by these persons as investment adviser representatives under the investment advisers acts of federal and state law. As noted previously, our emphasis in regard to these persons is financial planning rather than stock trading or other brokerage transactions. Our in-house training program for these representatives emphasizes long range aspects of financial planning and investment products. We believe that through the continuing education we provide to our securities brokers, our clients can become better informed and therefore better serviced. This entity generates 90% of Holdings' total revenues.


    We seek to recruit primarily experienced, productive registered representatives who have an average of more than 10 years of industry experience by offering them an attractive commission payout that averages approximately 80% and the independence of owning and operating their own offices. Generally each such office pays substantially, if not all, of the costs associated with its establishment and operation. We provide technical, regulatory, supervisory, compliance and other support services to our independent investment professionals. This allows expansion of our operations with relative minimal capital outlay by our firm. Continuing to add experienced, productive registered representatives is an integral part of our growth strategy.


    The commission payouts to our registered representatives are negotiable and currently average approximately 85% of the gross dealer concession generated from the sale of securities. Pursuant to the terms of our agreement with our registered representatives and as permitted by current NASD rules, we provide our representatives with continuing commissions on preexisting business in the event of their retiring from the securities industry or death. Also, in this agreement, each of our representatives grants to us the right to offset against commissions any losses we sustain as a result of their actions, omissions and errors. Our agreement with our representatives is terminable by either party with 10 days prior written notice and does not contain either a confidentiality or non-compete provision.


    Our products and services to our representatives include:

    - TECHNOLOGY RESOURCES: Utilizing the latest in technology, our representatives are able to perform the following activities on-line:

       - Opening of new accounts;

       - Monitoring of existing accounts;

       - Trading;

       - Locating and exploring approved products;

       - Downloading client data; and

       - Researching reports or inquiries on companies, securities and other pertinent financial topics

    - PRODUCT CHOICES: Allowing our representatives to choose from a wide variety of investment products sponsored by well-respected and financially sound companies is critical to our brokers' success as well as ours. We follow a selective process in determining approved products to be offered to clients by our representatives. In addition, we continuously monitor the product list as deemed necessary.

    - MARKETING: Producing compliance- and NASD-approved marketing materials to be used by our representatives enhances their professional stature in the public's eye. The marketing resources produced by Investors Capital Corporation include:

       - Corporate and product brochures;

       - Technology resources;

       - Client letters;

       - Seminars; and

       - Advertising and public relations.

    FOCUS. Our focus is on representatives who offer their clients assistance in attaining their long-range financial goals. Utilizing primarily experienced representatives, our client list is widely diversified in terms of goals, financial resources and geography. During the fiscal year ended March 31, 2000, the average revenue per broker was $22,980 as compared to $20,178 for our fiscal year ended March 31, 1999. Additionally, on March 31, 2000, we had a total of 996 representatives in our national network, as compared to 794 for the same period last year.

    SUPERVISION. Our broker-dealer subsidiary's compliance staff includes individuals with significant industry experience. Four of these individuals, including two experienced compliance attorneys, are located in the home office. The remaining compliance individuals, most of whom have in excess of 10 years of industry experience, termed Offices of Supervisory Jurisdiction by the NASD, are field supervisors situated across the country and charged with compliance responsibilities for a defined group of brokers. By positioning these compliance individuals in the field we are able to more closely scrutinize and monitor the activities of our brokers thereby ensuring, as much as humanly possible, their compliance with the requisite rules and regulations. Such a field supervisor is assigned to each new securities broker affiliated with our broker-dealer subsidiary. Our in-house computer systems and programs currently under development, will further assist us in compliance matters.

    As compliance is an area for which representatives seek and value assistance to keep abreast of and in step with, the latest industry regulations, our compliance department provides, among other things:

    - Advertising and sales literature review;

    - Field inspections followed up with written findings and recommendations;

    - Weekly faxes and monthly conference calls on selected compliance topics;
      and

    - Workshops and in-house publications on various compliance matters.

    CLEARING. We utilize the services of another broker-dealer to clear our transactions. Our clearing agreement is on a fee-for-service basis. Our clearing firm processes most of the securities transactions for our account and the accounts of our clients. Services of our clearing firm include billing and credit extension, control and receipt, custody and delivery of securities, for which we pay a transaction charge. We rely on the operational capacity and the ability of our clearing firm for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, certain capital reserve requirements and other complex regulatory requirements imposed by federal and state securities laws are not be applicable to us.

    As of the end of our most recent fiscal year, March 31, 2000, revenue generated from our broker-dealer's activities can be broken into the following percentages:

    - Commissions from the sale of mutual funds and unit investment trusts: 39%

    - Commissions from the sale of variable annuities and variable life insurance: 52%

    - Commissions from the sale of individual stocks and bonds: 5%

    - Commissions from the sale of direct participation programs: 2%

    - Other miscellaneous commission and fee income: 2%

INVESTMENT ADVISORY SERVICES


    EASTERN POINT ADVISORS, INC. Our investment adviser subsidiary provides investment advisory and asset management services directly to the investing public through its managed asset programs. These programs involve managed portfolios of load and no-load mutual funds, variable annuities and/or individual securities and are provided to the public through more than 230 investment adviser representatives and solicitors. As of September 30, 2000, we had approximately $151 million under management in these managed asset programs with average weekly contributions of new money in excess of $1 million since January of 2000. The maximum annual fee charged for these services is 2.25%, which is paid by the customer in quarterly installments. Eastern Point Advisors contributes 10% of Holdings' total revenues.


    In addition, our investment adviser subsidiary is the investment advisor to our two retail mutual funds, the Investors Capital Twenty Fund and the Investors Capital Internet and Technology Fund. Until recently, these two mutual funds were marketed to the public solely by registered representatives of Investors Capital Corporation. Recently, our investment advisor subsidiary has begun making its portfolios available to other broker-dealers. We have signed selling agreements to make our managed asset programs available to registered representatives of certain other broker-dealers as well as to allow our two mutual funds to be marketed by investment professionals affiliated with certain selected broker-dealers in addition to Investors Capital Corporation. These wholesaling activities increase the exposure of both the managed asset programs and the mutual funds. While there is no assurance, we expect this increased exposure to increase revenues.

    As of September 30, 2000, Eastern Point Advisors had approximately
$12.9 million under management in these two mutual funds. The annual fee charged by Eastern Point Advisors to the funds for its services is 1.50%, which, beginning on October 1, 2000, is paid monthly.

    As of September 30, 2000 we had some 230 investment adviser representatives and solicitors registered with the various state securities departments. These investment adviser representatives and solicitors are also registered representatives of our wholly-owned brokerage subsidiary. Licensing requirements for these investment adviser representatives are dictated by the state in which they conduct business. As such, prior to their clients utilizing our investment advisory services, each investment adviser representative and solicitor must satisfy the requisite state licensing requirements which are typically the NASD Series 6 or 7 securities license coupled with a Series 65 or 66 license.

    ASSET ALLOCATION STRATEGY. Eastern Point Advisor's asset allocation strategy, utilized by approximately 4,000 investors as of September 30, 2000, is based on the principle that, by investing in a combination of asset classes, we may reduce risk while seeking to provide enhanced returns. Thus, by combining asset classes that typically do not move in tandem, the volatility of the customer's investment portfolio may be lowered while, at the same time, provide the opportunity for possible increased long-term returns.

    In implementing this asset allocation strategy for each individual customer, we utilize the following three steps:

    - Based upon a customer's ascertained tolerance for risk, investment goals, age, time horizon, investment experience and financial and personal situation, determined through the use of detailed questionnaires completed during personal interviews, we will recommend an overall investment allocation consisting of a suggested percentage of stocks, bonds and cash.

    - Should the customer agree with the recommended overall investment allocation, we will then select what we believe to be the appropriate investment vehicles for the particular customer from the universe of mutual funds, variable annuities and individual securities.

    - Following implementation of the recommended portfolio, our investment adviser subsidiary monitors the performance of the portfolio, communicates the model's performance to the client at least quarterly and makes any necessary changes based upon performance, changes in a customer's financial situation, goals or risk tolerance or any other factor relevant to the composition of the customer's portfolio.

    FEE-BASED COMPENSATION STRUCTURE. As required by the Investment Advisers Act of 1940, compensation is based on an annual fee calculated as a percentage of total assets under management rather than a transaction-based commission.

INSURANCE OPERATIONS

    ICC Insurance Agency, Inc., our wholly-owned insurance agency subsidiary, facilitates the sale by our registered representatives of variable life insurance and variable annuities. In certain states, in order to transact variable life and annuity business, a separately licensed insurance entity is required. This is the role filled by ICC Insurance Agency. This entity is properly licensed in all states in which such licensing is required. One hundred percent of all funds realized by this entity flow through as revenue to our broker-dealer subsidiary.

MUTUAL FUNDS

    THE INVESTORS CAPITAL TWENTY FUND AND THE INVESTORS CAPITAL INTERNET AND TECHNOLOGY FUND. These are our two growth-oriented mutual funds. The Twenty Fund became available for sale on October 19, 1999 and the Internet and Technology Fund became available for sale on November 19, 1999. We created these two mutual funds to complement our existing product lines with the rationale that our mutual funds would provide investors with a convenient way to meet their financial goals and, at the same time, provide new sales opportunities for representatives of our broker-dealer subsidiary.

    Each of these funds invests in a portfolio of common stocks believed to offer capital appreciation potential. As such, our mutual funds may be more suitable for those investors who seek capital appreciation and are willing to accept a significant degree of volatility and risk.

    The Investors Capital Twenty Fund utilizes a non-diversified portfolio of 20 to 30 common stocks of companies of any size, regardless of industry or sector, which may include smaller emerging companies. As of September 30, 2000, the Investors Capital Twenty Fund had assets of $11,039,581. The Investors Capital Internet and Technology Fund invests in common stocks and securities convertible into common stocks primarily of domestic companies principally engaged in the internet, internet-related activities and technology. As of September 30, 2000, the Investors Capital Internet and Technology Fund had assets of $1,836,454.

    Class A Shares of these mutual funds carry a maximum one-time, up-front sales charge to the investor of 5.75%. This sales charge decreases as the dollar amount of the investor's investment increases. Class C Shares have no such up-front sales charge but, in addition to annual management fees, carry a 1.00% per year annual fee.

OUR STRATEGY

    Key elements to achieve our corporate objectives include:

    INCREASE BRAND AWARENESS. We plan to increase our brand recognition to attract new securities broker clients. We are developing a comprehensive marketing plan to attract more clients and experienced representatives, build market awareness, educate the investing public and develop brand name recognition and loyalty. We intend to accomplish this strategy through direct marketing, advertising through our marketing department, use of our web site, a public relations program, live seminars, print advertising and television air time. In addition, we have committed to opening company-operated offices in selected strategic geographic locations across the country.

    EXPAND CLIENT RELATIONSHIPS. We intend to expand our relationships with representatives and investors by increasing our sales and marketing efforts. We plan to target sophisticated and experienced investors and financial institutions of all sizes, including professional money managers and registered investment advisers. Because these participants typically execute more trades per year than traditional retail investors and expect lower commissions, real-time access to information and quick order execution, the market for their business is currently underserviced. We believe that we can profitably fill this market niche.

    PROVIDE VALUE-ADDED SERVICES TO OUR CLIENTS. We will continue to provide our clients with access to a pool of well-trained representatives, access to up-to-date market and other financial information and direct access to our trade desk that is online with various stock exchanges and institutional buyers and sellers. We will also continue to provide trading before and after traditional market hours to our clients.

    CREATE TECHNOLOGICALLY INNOVATIVE SOLUTIONS TO SATISFY CLIENTS' NEEDS. We intend to continue our active efforts in pursuing additional technologies to service the rapidly evolving financial services industry. Specifically, we are developing our web site to enable our clients to trade equity securities more efficiently via the internet, monitor the history and current status of their accounts at any time on-line, access all types of financial and other information to enhance their situations and purchase other, non-financial products and services. Also, we are in the process of developing personalized internet web sites for our representatives. These personalized sites will provide the clients of our representatives, through the use of passwords and firewalls, a secure and private interface directly to our proprietary web site. This will allow these clients to do market research, buy and sell securities on-line, monitor their accounts, utilize financial calculators and purchase non-financial goods and services.

    BUILD AND EXPAND OUR CORPORATE PRESENCE. We intend to expand our branch office locations to strategically situated metropolitan locations throughout the United States. We initially intend to expand our offices to Massachusetts, California and Florida. We also continue to explore strategic alliances, acquisitions and other opportunities to provide our clients with the best possible services and products.

    EXPAND OUR PRODUCT AND SERVICE OFFERING THROUGH STRATEGIC RELATIONSHIPS. We will continue to actively pursue alliances with various companies to increase trading volume, capitalize on cross-selling opportunities, create additional markets for our asset management programs and mutual fund sales, take advantage of emerging market trends and create operational efficiencies and further enhance our name recognition. We have no present agreements, plans, arrangements or understandings regarding any acquisitions and have not identified any specific criteria that such acquisitions must meet.

COMPETITION

    Our competitors vary in size, scope and breadth of services offered. We encounter direct competition from numerous other brokerage firms that have electronic brokerage services and full research capabilities. We also encounter competition from established full-commission brokerage firms as well as insurance companies with securities brokerage subsidiaries, financial institutions, mutual fund sponsors and others who utilize financial planning representatives paying their own office costs and expenses. Competitors utilizing similar representatives include Linsco Private Ledger, Corporate Securities, Walnut Street Securities, the Robert Thomas division of Raymond James and various insurance companies with securities brokerage subsidiaries.

    Also, as demand for discounted brokerage services increases, our market is becoming more competitive. In particular, we anticipate that competition for electronic brokerage services will intensify as investor demand for such services increases. We also recognize and intend to capitalize on the fact that when investing large amounts of money, investors typically may prefer personal attention from an experienced industry professional rather than inexpensive internet access to trading.

    Some of our competitors have significantly greater financial, technical, marketing and other resources and certain of our competitors also offer a wider range of services and financial products and have greater name recognition and more extensive client bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies, and client requirements, and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products.

    We believe that our ability to compete depends upon many factors both within and outside our control, including:

    - Our ability to attract and retain our network of investment professionals;

    - The effectiveness, ease of use, performance and features of our technology and services;

    - Client perceptions of the effectiveness of our services and technology;

    - The price and quality of our services;

    - Our ability to service our clients effectively and efficiently;

    - The timing and acceptance of our new products and services and enhancements to existing products and services developed by us or our competitors; and

    - Our reputation in the financial services industry.

    MUTUAL FUNDS. Mutual funds are continuously being introduced to the investing public. These funds are being offered by new, as well as existing, mutual fund companies. Many of our mutual fund competitors have greater financial, technical, marketing and distribution resources. We believe that we can become competitive through our sales force and through selling agreements with other broker dealers.

HOW WE ARE REGULATED

    BROKER-DEALER REGULATION. The securities industry is subject to extensive regulation under both federal and state law. The SEC is the federal agency responsible for administering the federal securities laws. In general, broker-dealers are required to register with the SEC under the Securities Exchange Act of 1934, as amended. Our wholly-owned subsidiary, Investors Capital Corporation is a broker-dealer registered with the SEC. Under the Securities Exchange Act of 1934, every registered broker-dealer that does business with the public is required to be a member of and is subject to the rules of the NASD.

    The NASD has established conduct rules for all securities transactions among broker-dealers and private investors, trading rules for the over-the-counter markets and operational rules for its member firms. The NASD conducts examinations of member firms, investigates possible violations of the federal securities laws and its own rules and conducts disciplinary proceedings involving member firms and associated individuals. The NASD administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities. We are also subject to regulation under state law. We are currently registered as a broker-dealer in all 50 states, Puerto Rico and the District of Columbia.

    The SEC and other regulatory bodies in the United States have rules with respect to net capital requirements that affect our broker-dealer subsidiary. These rules are designed to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities, types of securities business conducted and the size of their customer business. These rules have the effect of requiring that a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration with the SEC and suspension and expulsion by the NASD and other regulatory bodies, and ultimately may require its liquidation. The rules could restrict underwriting, trading activities, our ability to withdraw capital, pay dividends, pay interest on and repay the principal of any debt among, other matters that could be affected. On one occasion, due to a single-line accounting oversight item, we incurred non-compliance which was immediately corrected and is expected to be non-recurring.

    REGISTERED INVESTMENT ADVISER REGULATION. The Investment Advisers Act of 1940 regulates the registration of and the compensation that may be charged by an SEC registered investment adviser. Investment advisers are subject to the same oversight by the SEC and the various states as are broker-dealers. Investment advisers are required to register with the SEC, except those that are only required to register with the appropriate state regulatory agency, are required to periodically file reports and are subject to periodic or special examinations. Rules promulgated under the Advisers Act govern advertisements by investment advisers and the custody or possession of funds or securities of a client. Most states require registration by investment advisers unless an exemption is available and impose annual registration fees. Some states also impose minimum capital requirements. There can be no assurance that compliance with existing and future requirements and legislation will not be costly and time consuming or otherwise adversely impact our business in this area.

    As a registered investment adviser under the Investment Advisers Act of 1940, our wholly-owned subsidiary, Eastern Point Advisors, is subject to regulations which cover various aspects of its business, including compensation arrangements. Under the Advisers Act, every investment advisory agreement with clients must expressly provide that such contract may not be assigned by the advisor without the consent of the client. Under the Investment Company Act of 1940, every investment adviser's agreement with a registered investment company must provide for the agreement's automatic termination in the event it is assigned. Under both the Advisers Act and the Investment Company Act, an investment advisory agreement is deemed to have been assigned when there is a direct or indirect transfer of the Agreement, including a direct assignment or a transfer of a "controlling block" of the adviser's voting securities or, under certain circumstances, upon the transfer of a "controlling block" of the voting securities of its parent corporation. A transaction is not, however, an assignment under the Advisers Act or the Investment Company Act if it does not result in a change of actual control or management of the investment adviser. Any assignment of Eastern Point Advisors' investment advisory agreements would require, as to any registered investment company client, the approval of a majority of its shareholders, and as to other advisory clients, the consent of such clients to such assignments.

    REGULATIONS APPLICABLE TO THE USE OF THE INTERNET. Due to the increasing popularity and use of the internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the internet or other online services covering issues such as user privacy, pricing, content copyrights and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online.

    Also, the recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, NASD and other regulatory agencies. The applicability to the internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is also uncertain and may take years to resolve. Finally, as our services are available over the internet in multiple states, and as we have numerous clients residing in these states, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. While Investors Capital Corporation is currently registered as a broker-dealer in all 50 states, Puerto Rico and the District of Columbia, we are qualified to do business as a foreign corporation in only a few states. Failure by our company to qualify as a broker-dealer in other jurisdictions or as an out-of-state or "foreign" corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the applications of existing laws and regulations to the internet and other online services.

EMPLOYEES

    As of September 30, 2000, we have 46 full-time employees, all of which are located at our principal office in Lynnfield, Massachusetts. No employee is covered by a collective bargaining agreement or is represented by a labor union. We consider our employee relations to be excellent. We also enter into independent contractor arrangements with other individuals on an as-needed basis to assist with programming and developing proprietary technologies.

PROPERTIES

    Our principal executive offices are located in an approximately 5,250 square foot facility at 230 Broadway, Lynnfield, Massachusetts. This facility is an office condominium, approximately 3,200 square feet of which is owned by Arlsburg Trust, the trustee of which is the principal stockholder of Holdings, Theodore E. Charles, and leased to Investors Capital Corporation and Eastern Point Advisors. The remainder is leased from an unrelated entity. The combined current annual rent is $156,106 and is comparable to current market rates for similar space in our geographic area. The leases expire in August, 2003.

LEGAL PROCEEDINGS


    Our broker-dealer subsidiary is currently engaged in one material NASD Arbitration in which four of our registered representatives are alleged to have made misrepresentations in the sale of unsecured promissory notes in a Florida company that has since filed for bankruptcy protection. Claimants' attorney has segregated this action into two separate complaints, Rimmler, et al. v. Investors Capital Corporation and Brown, et al. v. Investors Capital Corporation. Our broker-dealer did not pre-approve these sales, had no knowledge of them and further did not receive any compensation from these sales. We are involved in this matter under agency principles for our alleged failure to supervise the registered representatives involved. This action was originally filed with the NASD on February 3, 2000 in Boca Raton, Florida. Damages are alleged in the amount of approximately $900,000.00. We believe that we have an adequate defense to the allegations, we have vehemently denied any wrongdoing and will vigorously defend ourselves in this matter.



    On January 3, 2001, an action was brought against our broker-dealer subsidiary by 21st Century Group, Inc. in the Circuit Court of Sarasota, Florida seeking common law indemnification in the amount of $160,208. This indemnification action stems from an April 7, 1999 judgment against 21st Century for that amount rendered by the same court in the case of Crabill v. 21st Century Group, Inc. vs. Investors Capital Corp. Our broker-dealer subsidiary was named as a third-party defendant in this case which we successfully defended and the case against us was dismissed. As such, we believe this January 3, 2001 action is wholly without merit on grounds of estoppel and res judicata.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table presents information about each of our executive officers and directors. All directors hold office until the next annual meeting of stockholders or until successors have been duly elected and qualified. There are no arrangements or understandings between any director and any other person pursuant to which he or she was selected as a director.

                                                                                               TERM
NAME                                       AGE                 POSITION(S) HELD              EXPIRES
----                                     --------   ---------------------------------------  --------
Theodore E. Charles....................     57      President, Chairman of the Board, Chief    2001
                                                    Executive Officer, and Director

Timothy B. Murphy......................     35      Treasurer, Chief Financial Officer, and    2001
                                                    Director

Janice M. Charles......................     49      Secretary                                  2001

James J. McCarthy......................     40      Director                                   2001

David R. Smith.........................     38      Director                                   2001

L. Gregory Gloeckner...................     47      Director                                   2001


    THEODORE E. CHARLES, founder of Holdings in July of 1995, serves as chairman of the board, chief executive officer and president. Mr. Charles also serves as the chief executive officer of Investors Capital Corporation and Eastern Point Advisors. In addition, he is the founder and co-owner of two other unconsolidated companies: Investors Marketing Services, Inc. in June of 1989 and Eastern Point Distributors, LLC, in April of 1999.



    Since November 1997, Mr. Charles has been a director of Revere Federal Savings Bank of Revere, Massachusetts, a public company, whose securities are traded on the Over the Counter Bulletin Board Market.


    Mr. Charles received his Bachelors degree from Ithaca College, Ithaca, New York in May of 1964. He also has graduate hours from the University of Hartford, Hartford, Connecticut and St. Lawrence University, Canton, New York.
Mr. Charles was previously a life insurance agent with National Life of Vermont. He currently holds various securities licenses, including the series 6, 63, 7 and 24. Mr. Charles is a member of the Financial Planning Association and has been since 1985. He was formerly Chairman of the Shareholder Advisory Board of Life USA Insurance Company and is a former member of the Board of Trustees of the Museum Council, Museum of Fine Arts in Boston. Mr. Charles is married to Janice M. Charles.

    TIMOTHY B. MURPHY is also a July 1995 founder of Holdings and currently serves as treasurer, chief financial officer and a director. Since August of 1994, Mr. Murphy has also served as president of Investors Capital Corporation. In addition, since January of 1995 Mr. Murphy has been president of Eastern Point Advisors. He entered the securities industry in May of 1991 as an operations manager, assisting brokers in the Boston regional office of Clayton Securities. From February through August of 1994, he was a compliance officer of Baybanks Brokerage in Burlington, Massachusetts and a vice president of G.R. Stuart & Company, a brokerage firm located in Maynard, Massachusetts.
Mr. Murphy earned a Bachelor of Science degree in Finance from Babson College, Wellesley, Massachusetts in May 1986. He holds various securities licenses, including the series 4, 7, 24, 27, 53, 63 and 65. Mr. Murphy is a member of the New England Securities Compliance Group and past member of the National Society of Compliance Professionals.

    JANICE M. CHARLES is also a July 1995 founder and secretary of Holdings. She serves as treasurer of Eastern Point Advisors, and is vice president of Investors Marketing Services, Inc., an insurance brokerage firm located in Danvers, Massachusetts. Ms. Charles holds a May 1972 Bachelor of Arts degree from Regis College in Weston, Massachusetts, a Masters degree from Lowell State College in Lowell, Massachusetts and graduate degree hours at Boston University, Boston, Massachusetts. Ms. Charles is married to Theodore E. Charles.

    JAMES J. McCARTHY is currently the president and chief executive officer of Revere Federal Savings Bank of Revere, Massachusetts, a public company, whose securities are traded on the Over the Counter Bulletin Board Market. At Revere Federal Savings, Mr. McCarthy is responsible for instituting full-service commercial banking operations and successfully completing a November 1998 partial public offering of the bank. He also manages the daily operations of the institution, including strategic planning, financial investment, marketing and personnel. He has had these responsibilities since October 1989. Mr. McCarthy received his Bachelor of Science degree in Business Administration from Northeastern University in Boston, Massachusetts in June of 1983 and his Certified Public Accountant designation in November of the same year.

    DAVID R. SMITH is a founding partner and Managing Director of Charter Financial Publishing Network in Shrewsbury, New Jersey. Founded in March 2000, CFPN publishes, markets and distributes information for the financial services industry. He is co-founder of, and currently oversees sales, marketing and circulation for FINANCIAL ADVISOR magazine, along with other newsletters, books and investment charts distributed by CFPN. He was previously Senior Vice President of Dow Jones Financial Publishing Corporation, where he served as Publisher of DOW JONES INVESTMENT ADVISOR and Associate Publisher of DOW JONES ASSET MANAGEMENT magazines since October of 1987. Mr. Smith attended Hobart College in Geneva, New York from August of 1992 through January of 1983 and graduated from Monmouth College in West Long Branch, New Jersey in June of 1985.

    L. GREGORY GLOECKNER is senior vice president of Conseco Services, LLC.
Mr. Gloeckner has been in this position since June of 1999 dealing with insurance and investment products. During the period from November 1997 to the present he has also directed the efforts of Conseco's wholly-owned broker-dealer. Mr. Gloeckner has been in the investment industry for over twenty years. Prior to joining Conseco, he concurrently served as Vice President of both Monarch Life Insurance Company and First Variable Life Insurance Company.
Mr. Gloeckner obtained his BSBA in Accounting from Franklin University in Columbus, Ohio in August of 1979.

    The Audit Committee consists of Messrs. Gloeckner, Smith, and McCarthy. The Audit Committee is responsible for the review of our annual audit report prepared by our independent auditors. The review includes a detailed discussion with the independent auditors and recommendation to the full Board concerning any action to be taken regarding the audit.


    The Compensation Committee consists of Messrs. Charles, Murphy, Smith, Gloeckner and McCarthy. The Compensation Committee will be responsible for review of all executive compensation and personnel matters.


DIRECTOR COMPENSATION

    Holdings does not currently compensate its directors who are employees. Non-employee directors are compensated $500 per meeting for their attendance at board meetings. Members of the Audit Committee receive an additional $1,000 for attendance at each Audit Committee meeting. Directors are not paid for attendance to committee meetings.

EXECUTIVE COMPENSATION

    The following table summarizes all compensation paid by us during the fiscal years ended March 31 for our chief executive officer and one other executive officer whose annual compensation exceeded $100,000 for the 1999 and 2000 fiscal years. The aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total of Messrs. Charles' and Murphy's annual salary and bonus. All information in the table below is for the April 1 to March 31 fiscal years. Other Annual Compensation is company matching 401(k) contributions. All Other Compensation is personal life insurance premiums paid by Holdings.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                                          --------------------------------------   ----------------------------------------------
                                FISCAL     SALARY     BONUS       OTHER ANNUAL     RESTRICTED STOCK   OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR       ($)        ($)        COMPENSATION        AWARDS ($)        (#)        COMPENSATION
---------------------------    --------   --------   --------   ----------------   ----------------   --------   ----------------
Theodore E. Charles..........    2000     $232,692   none            $4,788        none               none            $6,635
Chairman of the Board,           1999     $150,000   none            $4,212             none           none           $6,635
  Chief Executive Officer,
  President and Director

Timothy B. Murphy............    2000     $147,116   none            $3,000        none               none            $1,265
Treasurer, Chief Financial       1999     $103,846   none            $3,606             none           none             none
  Officer and Director

EMPLOYMENT AGREEMENTS

    On August 8, 2000 we entered into full-time employment agreements with Theodore E. Charles and Timothy B. Murphy. For each, the term of employment is 3 years, which, on the third anniversary of the commencement date, automatically extends for a 3 year period unless earlier terminated. Under the employment agreements, Messrs. Charles and Murphy are entitled to receive an annual base salary of $400,000 and $200,000, respectively. Adjustments to the annual base salary amounts are at the discretion of the board of directors, taking into account appropriate cost of living adjustments and general compensation increases based on performance.

    Also, Messrs. Charles and Murphy may present to the Compensation Committee proposals as to an annual bonus or incentive program, which proposals may or may not be accepted by the board of directors, acting in good faith, and at their discretion.

    If the Company fails to renew the employment term or terminates the employment either with or without cause of Mr. Charles or if there is a "change in control" of the Company, he is entitled to receive 60 months' base salary at the time of termination plus, to the extent earned and not already paid, any bonus payable for the prior fiscal year plus an amount equal to any bonus payable with respect to the current fiscal year. The base salary is payable in installments on such dates on which it would be paid if Mr. Charles had not been terminated. The bonus payment is payable in a lump-sum within 30 days of termination.

    If Holdings fails to renew the employment term or terminates the employment either with or without cause of Mr. Murphy or if there is a "change in control" he is entitled to receive 36 months' base salary at the time of termination plus, to the extent earned and not already paid, any bonus payable for the prior fiscal year plus an amount equal to any bonus payable with respect to the current fiscal year. The base salary is payable in installments on such dates on which it would be paid if Mr. Murphy had not been terminated. The bonus payment is payable in a lump-sum within 30 days of termination.

    A "change in control" shall be deemed to have taken place if a person becomes the beneficial owner, directly or indirectly, of securities of Holdings representing 75% or more of the total number of votes that may be cast for the election of company directors or as the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale of assets or one or more contested elections, or any combination of the foregoing transactions in which the persons who were directors immediately prior to the transaction shall cease to constitute a majority of the board of directors of Holdings or of any successor.

    The employment agreements also contain a provision that neither Mr. Charles nor Mr. Murphy will compete or engage in a business competitive with our current or anticipated business during the term of the employment agreement and for a period of 6 months thereafter. A state court may determine not to enforce this provision or to otherwise limit its enforceability.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

    As permitted by the Massachusetts General Laws, our articles of organization and by-laws provide that no director will be personally liable to Holdings or to its shareholders for monetary damages for breach of fiduciary duty as director, except that the limitation shall not eliminate or limit liability (1) for any breach of a director's duty of loyalty to Holdings or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) dealing with liability for unauthorized distributions and loans to insiders, or (4) for any transaction from which the director derived an improper personal benefit.

    Our articles and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted under Massachusetts law, including circumstances in which indemnification is otherwise discretionary.

    A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions set out above. These provisions may also shield directors from liability under federal and state securities laws. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STOCK BENEFIT PLANS

    At a meeting of our stockholders held on September 20, 1996, an incentive stock option plan was adopted. This plan provides incentives in the form of stock option grants and/or restricted stock grants to our key employees who contribute materially to our success and profitability and also permits flexibility and the means to reward directors and other non-employees who render valuable contributions to our success. The total number of shares which may be issued pursuant to options granted under this plan is 300,000. The number of options, the grant date and the associated vesting schedules are determined at the discretion of our board of directors.

    As of September 30, 2000, options for 50,000 shares had been granted pursuant to this plan, of which 23,000 remain outstanding. The exercise price of the outstanding options is $3.34 per share, which was the fair market value of a share of common stock at the date of grant. To date, none of these options have been exercised.


    In total, options convertible into 173,000 shares of Holdings' common stock are outstanding as of the date of this prospectus. 150,000 of these options are convertible at a price of $1.00 per share and 23,000 are convertible at a price of $3.34 per share. If exercised, all of the shares of common stock issued would be restricted pursuant to Rule 144 of the Securities Act.

    Also under the provisions of this plan, our board of directors has voted to issue to employees and certain registered representatives up to 200,000 of additional stock options subject to, and conditioned upon, amendment of the plan and compliance with federal and state securities laws. The grant of these stock options will not become operative until all of the preceding conditions are met. These options will be granted with an exercise price equal to the public offering price as finally determined, will be subject to a 2 year holding period prior to exercise and will lapse if unexercised 5 years after the grant date.

401(K) PLAN

    Following 3 months of service, employees are eligible to participate in our 401(k) Plan under which we match 100% of the first 3% of each participating employee's salary. The company contribution for the fiscal year ended March 31, 2000 was $18,433 and $17,651 for the fiscal year ended March 31, 1999.

MAJOR MEDICAL PLAN

    Employees have access to full major medical health benefits. We pay for the cost of individual coverage and the employees pay for the additional cost of family coverage.

                             PRINCIPAL SHAREHOLDERS

    The following table presents information regarding beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of 1,000,000 shares of common stock in this offering by: (1) each person who owns beneficially more than five percent (5%) of our outstanding common stock, (2) each of the named executive officers, (3) each director and
(4) all directors and executive officers as a group.

    The persons named in table below have sole voting and dispositive power over all shares of common stock shown as beneficially owned by them, except as otherwise indicated in the footnotes to this table.

    The business address of Mr. Charles and Mr. Murphy is c/o Investors Capital Holdings, Ltd., 230 Broadway, Lynnfield, Massachusetts, 01940. The business address of Ms. Charles is c/o Investors Marketing Services, 168 Centre Street, Danvers, Massachusetts 01923. The business address of Mr. Smith is 600 Broad Street, Shrewsbury, New Jersey 07702. The business address of Mr. Gloeckner is c/o Conseco Services, LLC, 11815 Pennsylvania Street, Carmel, Indiana, 46032. The business address of Mr. McCarthy is c/o Revere Federal Savings Bank, 310 Broadway, Revere, Massachusetts, 02151. Theodore E. Charles and Janice M. Charles are husband and wife. Mrs. Charles disclaims beneficial ownership of her husband's shares. Mr. Murphy holds options for 150,000 shares of common stock of Investors Capital Holdings, Ltd. at an exercise price of $1.00 per share. The shares underlying these options are reflected in the numbers below.

                                                                            PERCENT BENEFICIALLY OWNED
                                                    NUMBER OF SHARES    ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)            BENEFICIALLY OWNED   PRIOR TO OFFERING   AFTER OFFERING
---------------------------------------            ------------------   -----------------   --------------
Theodore E. Charles..............................        3,585,000               74.8%           61.9%
Timothy B. Murphy................................          281,250                5.9%            4.9%
Janice M. Charles................................                0                0.0%            0.0%
David R. Smith...................................           30,000                0.6%            0.5%
James J. McCarthy................................                0                0.0%            0.0%
L. Gregory Gloeckner.............................                0                0.0%            0.0%
All directors and executive officers as a group
  (6 persons)....................................        3,896,250               81.3%           67.3%

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITIONS

    On August 31, 1995, Holdings acquired all of the outstanding common stock of Investors Capital Corporation and Eastern Point Advisors, Inc. The principal stockholder of each of these entities was Theodore E. Charles, our principal and controlling stockholder. Mr. Charles received 90,000 shares of Holdings common stock in return for his ownership interest in Investors Capital Corporation, and $37,221 for his interest in Eastern Point Advisors, based on the actual expenses incurred in the organization and the early development of Eastern Point Advisors. At the time of these acquisitions, our board of directors was of the opinion that the terms of these transactions were fair and in the best interest of Holdings and its stockholders.

    On August 9, 2000, Holdings acquired all of the outstanding common stock of ICC Insurance Agency, Inc. Our principal stockholder, Theodore E. Charles and his spouse, Janice M. Charles owned all of the outstanding shares of stock of this entity. The purchase price for this acquisition was $100,000 and was paid in cash out of operating revenues. At the time of this acquisition, our board of directors was of the opinion that the terms of this transaction were fair and in the best interest of Holdings and its stockholders.

INVESTORS MARKETING SERVICES, INC.

    Investors Marketing Services, Inc. is jointly owned by our principal shareholder, Theodore E. Charles and his spouse, Janice M. Charles. This entity performs a fulfillment function for our subsidiaries by preparing, collating and mailing registration kits to registered representatives and creates graphics and other art work for various marketing materials produced for these subsidiaries. It also prepares the assembly, shipping and postage of literature pertaining to the subsidiaries. The rates charged for these services are comparable to rates charged by other non-affiliated companies for performing the same or similar services. For the fiscal year ending March 31, 2000 the cost for these services was $28,471.

OTHER RELATED TRANSACTIONS


    James J. McCarthy, one of our directors, is currently the president and chief executive officer of Revere Federal Savings Bank of Revere, Massachusetts. Our broker-dealer subsidiary rents space in this bank for the purpose of marketing securities and investment advisory services to the bank's customers. During the fiscal year ended March 31, 2000, the aggregate dollar amount of these rental payments was insignificant.



    David R. Smith, one of our directors, is the managing director of Charter Financial Publishing Network in Shrewsbury, New Jersey which publishes FINANCIAL ADVISOR magazine. Our broker-dealer subsidiary places recruiting advertisements in this magazine, among others, and incurs costs therefor. The aggregate dollar amount of these costs for the fiscal year ended March 31, 2000 was insignificant.



    L. Gregory Gloeckner, who joined the Company as a director, is senior vice president of Conseco Services, LLC. Through our broker-dealer subsidiary, we market, and are expected to continue to market, the variable annuity products of Conseco Services. We also market similar products of other companies. As a result, our broker-dealer subsidiary receives commissions from Conseco Services, the vast majority of which, are then passed on to registered representatives as compensation. The aggregate dollar amount of these commissions paid to our broker-dealer subsidiary during the fiscal year ended March 31, 2000 was $1,818,670.


    We rent approximately 3,200 square feet of our principal executive offices from Arlsburg Trust, the trustee of which is the principal shareholder of Holdings, Theodore E. Charles. The current annual rent for this portion of our space is $114,454 which is comparable to current market rates for similar space in our geographic area.

    As of September 30, 2000, we had loaned $147,264 to Theodore E. Charles, our principal shareholder and $5,895 to Timothy B. Murphy, our treasurer and chief financial officer. There are no formal repayment terms and the amount loaned accrues interest at the rate of 8% per year.


                   DESCRIPTION OF THE COMPANY'S COMMON STOCK

    We have authorized capital stock consisting of 10,000,000 shares of common stock, par value $0.01 per share, of which 5,645,311 shares will be outstanding following this offering. There currently does not exist an established trading market for our common stock. As of September 30, 2000, there are eighty-nine record holders of our common stock. To date, we have paid no dividends to our common stockholders and do not anticipate paying any such dividends in the foreseeable future.

COMMON STOCK

    Each holder of our common stock on the applicable record date is entitled to receive dividends declared by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share pro rata in any distribution of assets after payment or providing for the payment of liabilities. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to this stock. All outstanding shares of common stock are, and the shares of common stock sold in this offering will be, when issued, fully paid and nonassessable.

SPECIAL MEETING OF SHAREHOLDERS

    Our articles of organization and bylaws provide that special meetings of our shareholders may be called only by the board of directors, the president or holders of at least 10% of the outstanding voting stock.

AMENDMENT OF BYLAWS

    Our bylaws may be altered, amended or repealed by the board of directors or the affirmative vote of the holders of at least a majority of our outstanding shares of common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    After the offering we will have 5,645,311 shares of common stock outstanding. Of this amount, the 1,000,000 shares being offered hereby will be freely tradable unless held by affiliates. The remaining 4,645,311 shares of common stock will be "restricted securities" as defined in Rule 144 of the Securities Act of 1933, and will become eligible for public sale subject to the volume limitations and other conditions of Rule 144 commencing one year from the date of their issuance. However, with regard to the 3,746,250 shares owned by executive officers and directors, our directors and executive officers have entered into written agreements not to sell or otherwise dispose of their shares of common stock beneficially owned by them for the 12 months after the date of this prospectus.

    In general, under Rule 144, a person who has owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - One percent of the number of shares of common stock then outstanding, which will equal approximately 56,453 shares immediately after this offering; or

    - The average weekly trading volume of the common stock on the American Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Schneider Securities, Inc. is acting as representative, have severally agreed to purchase from us, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite each underwriter's name below.

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Schneider Securities, Inc...................................
Investors Capital Corporation...............................
  Total.....................................................  1,000,000


    Investors Capital Corporation, the co-underwriter, has had no experience in public underwritings and has limited experience in private corporate finance.


    The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to delivery of legal opinions of counsel and to the accuracy of our representatives and warranties and compliance with our covenants as set forth in the underwriting agreement. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all shares of common stock, other than those covered by the over-allotment option discussed below, if any are purchased.

    The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to other securities dealers, who may include the underwriters,
at such price, less a concession to them not in excess of $      per share. The
underwriters may allow, and such selected dealers may reallow, a concession not
in excess of $      per share of common stock to other brokers and dealers.
After this offering, the price to the public, concession, allowance and reallowances may be changed by the representatives. The representatives have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.


    We have granted an option to the underwriters, exercisable during the 30-day period following the final date of the prospectus, to purchase up to 150,000 shares of common stock at the offering price less underwriting discounts and commissions set forth on the cover page of this prospectus and the over-allotments in the sale of the shares. If the underwriters exercise this option, each of the underwriters will become obligated to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total amount offered. We will become obligated to sell these shares to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer these additional shares on the same terms.


    The following tables show the per share total underwriting discounts to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                                 PAID BY COMPANY
                                                              ----------------------
                                                              NO EXERCISE     FULL
                                                              -----------   --------
Exercise per share..........................................       $           $
total.......................................................       $           $

    We have also granted to the representative, on completion of the offering, warrants to purchase up to 100,000 shares of common stock of Holdings. The warrants will be exercisable at a price equal to 165% of the initial public offering price for a period of four years, commencing one year from the effective date of this registration statement. Any holder of the warrants shall be permitted to exchange, in a cashless transaction, all or part of the warrants for our common stock. The cashless exchange shall be permitted commencing one year after the issue date of the warrants. Commencing one year from the effective date of this offering, the warrants will contain a 5-year one-time registration demand and a 7-year "piggyback" registration rights with respect to the common stock issuable upon the exercise of the underwriters' warrants. The underwriters' warrants will be restricted from sale, transfer, assignment, or hypothecation for a period of one year from the effective date of the offering except to officers or partners of the underwriters and members of the selling group and/or their officers or partners. The exercise price and the number of shares issuable upon exercise may, under some circumstances, be adjusted to prevent dilution.

    We will, at this close of the offering, enter into a consulting agreement with Schneider Securities, Inc., as a financial consultant at $3,000 per month for a 36 month period. Schneider Securities, Inc. will provide advice as to our trading market, will attempt to interest other broker dealers in our stock and will provide an ongoing critique as we pursue our business strategy and plans. The consulting agreement will terminate if the offering does not close or either party elects to terminate the underwriting letter of intent.


    We have agreed with Schneider Securities that for a period of 36 months from the closing date of the offering, they may designate an observer to our board of directors, who will be entitled to attend and receive notice of all meetings of the board. The observer, who has not been determined, will be reimbursed for out-of-pocket travel expenses incurred in attending such meetings, but will otherwise not be compensated by Holdings.


    We, our officers, directors and 5% shareholders have agreed not to offer or sell our securities for a period of 12 months. We will use our best efforts to have all other current shareholders agree not to offer, sell or otherwise dispose of any of our shares of common stock or our other equity securities for a period of 6 months after the date of this prospectus.

    The underwriters do not intend to offer or sell the common stock to accounts over which they exercise discretionary authority unless they have received prior written specific approval of the client.

    We have agreed to indemnify the underwriters against certain liabilities under the Securities Act. Insofar as indemnification arising under the Securities Act of 1933 may be permitted to underwriters, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    In order to facilitate this offering, certain persons participating in this offering may, pursuant to Regulation M, engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering, such as the following:

    - The underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them;

    - The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option;

    - The underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market;

    - The underwriters may engage in passive market making transactions; and

    - The underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise

    The effect of these transactions may be to stabilize or maintain the market price at a level about that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq Market and, if commenced, may be discontinued at any time.

    Because of the relationship between us and our wholly-owned broker-dealer subsidiary, Investors Capital Corporation, the offering is being conducted in accordance with Rule 2720 of the NASD. This Rule requires that the initial public offering price can be no higher than that recommended by a qualified independent underwriter, as defined therein. Schneider Securities, Inc. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Schneider Securities, Inc., as representative of the underwriters, will receive a non-accountable expense allowance of 3% of the gross offering proceeds upon closing of the offering of which $60,000 will have been prepaid.

    DETERMINATION OF OFFERING PRICE. Prior to this offering, there has been no public market for our common stock. Consequently, we determined the initial public offering price with the underwriters. Among the factors considered in such negotiations were:

    - Prevailing market conditions;

    - An assessment of our management team;

    - Our results of operations in recent periods;

    - The present stage of our development;

    - The market capitalizations of other companies which we believe to be comparable to us; and

    - Estimates of our business potential

    There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price. The initial public offering price should not be considered an indication of the actual value of our common stock. Such price is subject to change as a result of market conditions and other factors. We cannot assure you that our common stock can be resold at or above the initial public offering price.

                                 TRANSFER AGENT

    The transfer agent and registrar for our common stock is Computershare Trust Company, Inc. of Lakewood, Colorado.

                                 LEGAL MATTERS

    The legality of the securities offered hereby has been passed upon for the Company by James M. Carabina, Esq. of Providence, Rhode Island, 02909. In September 1995, Attorney Carabina was issued 131,250 shares of stock, which he currently owns. Certain legal matters concerning this offering and qualified independent underwriter matters and for the underwriters have been performed by William M. Prifti, Esq., of Amesbury, Massachusetts.

                                    EXPERTS

    Our consolidated financial statements for the years ended March 31, 2000 and 1999, included in this prospectus, have been included in reliance upon the report of Cayer Prescott Clune & Chatellier, LLP, of

Providence, Rhode Island, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Investors Capital Holdings, Ltd. has filed with the SEC a registration statement containing this prospectus and any amendments to the prospectus on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of those filings can be obtained from the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the exhibits and are not necessarily complete; each statement is qualified by reference to the contract or document. You may also call the SEC at 1-800-SEC-0330 for more information.

    In connection with this offering, Holdings has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and upon such registration, Holdings and its stockholders will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders and the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC set forth above, and copies of these materials can be obtained from the SEC's Public Reference Section at prescribed rates. We intend to furnish our shareholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

                        INVESTORS CAPITAL HOLDINGS, LTD.
                              FINANCIAL STATEMENTS
                               TABLE OF CONTENTS

                                                                PAGE
                                                              ---------
AUDITED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT................................        F-2
FINANCIAL STATEMENTS........................................        F-3
  Consolidated Balance Sheets as of March 31, 1999 and 2000
    and September 30, 2000 (unaudited)......................        F-3
  Consolidated Statements of Operations for the years ended
    March 31, 1999 and 2000 and for the six months ended
    September 30, 1999 and 2000 (unaudited).................        F-4
  Consolidated Statements of Changes in Stockholders' Equity
    for the years ended March 31, 1999 and 2000 and for the
    six months ended September 30, 1999 and 2000
    (unaudited).............................................        F-5
  Consolidated Statements of Cash Flows for the years ended
    March 31, 1999 and 2000 and for the six months ended
    September 30, 1999 and 2000 (unaudited).................    F-6-F-7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................        F-8

                                     [LOGO]
                          CERTIFIED PUBLIC ACCOUNTANTS
                              BUSINESS CONSULTANTS
                            Providence, Rhode Island

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Investors Capital Holdings, Ltd., and Subsidiaries
Lynnfield, Massachusetts

    We have audited the accompanying consolidated balance sheets of INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES as of March 31, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES as of March 31, 1999 and 2000, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Providence, Rhode Island
November 28, 2000

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,    MARCH 31,    SEPTEMBER 30,
                                                                 1999         2000          2000
                                                              ----------   ----------   -------------
                                                                                         (UNAUDITED)
                                       ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $1,112,534   $  844,603    $  434,194
Securities..................................................                  253,087       236,696
Deposits with clearing organizations........................      25,000      175,000       175,000
Accounts receivable.........................................   1,194,820    1,721,370     1,962,872
Notes receivable related parties............................      27,839       90,280       153,159
Prepaid expenses............................................     111,691       77,376        56,492
Prepaid income taxes........................................                  138,985        38,685
Deferred income taxes.......................................       3,500        2,000         2,000
                                                              ----------   ----------    ----------
    TOTAL CURRENT ASSETS....................................   2,475,384    3,302,701     3,059,098
                                                              ----------   ----------    ----------

PROPERTY AND EQUIPMENT, NET.................................     206,187      397,751       385,772
                                                              ----------   ----------    ----------
OTHER ASSETS:
Other assets................................................     166,971      353,613       788,574
Deferred income taxes.......................................      15,000       46,000        45,000
                                                              ----------   ----------    ----------
    TOTAL OTHER ASSETS......................................     181,971      399,613       833,574
                                                              ----------   ----------    ----------
    TOTAL ASSETS............................................  $2,863,542   $4,100,065    $4,278,444
                                                              ==========   ==========    ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Commissions payable.........................................  $  978,426   $1,455,231    $1,725,743
Note payable................................................                   71,040
Accounts payable............................................     280,014      544,544       347,708
Accrued expenses............................................       5,014      127,537        63,037
Income taxes payable........................................      84,965
Deferred income taxes.......................................                   22,000        18,000
                                                              ----------   ----------    ----------
    TOTAL CURRENT LIABILITIES...............................   1,348,419    2,220,352     2,154,488
                                                              ----------   ----------    ----------

LONG-TERM LIABILITIES:
Deferred income taxes.......................................      18,000       33,000        41,000
                                                              ----------   ----------    ----------
    TOTAL LIABILITIES.......................................   1,366,419    2,253,352     2,195,488
                                                              ----------   ----------    ----------

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value, authorized 5,250,000 shares at
  March 31, 1999 and 2000, authorized 10,000,000 shares at
  September 30, 2000, issued and outstanding 4,573,671,
  4,645,311, and 4,645,311 shares, respectively at March 31,
  1999 and 2000 and September 30, 2000......................      30,814       31,628        31,628
Additional paid-in-capital..................................   1,486,151    1,744,602     1,744,602
Retained earnings (deficit).................................     (19,842)      38,535       292,844
Accumulated other comprehensive income:
Unrealized gains on securities..............................                   31,948        13,882
                                                              ----------   ----------    ----------
    TOTAL STOCKHOLDERS' EQUITY..............................   1,497,123    1,846,713     2,082,956
                                                              ----------   ----------    ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............  $2,863,542   $4,100,065    $4,278,444
                                                              ==========   ==========    ==========

                See Notes to Consolidated Financial Statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED                 SIX MONTHS ENDED
                                            -------------------------   -----------------------------
                                             MARCH 31,     MARCH 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                               1999          2000           1999            2000
                                            -----------   -----------   -------------   -------------
                                                                         (UNAUDITED)     (UNAUDITED)
COMMISSION AND ADVISORY FEE INCOME........  $14,568,550   $22,457,574    $10,192,460     $14,352,038
COST OF COMMISSION AND ADVISORY FEES......   11,688,664    18,349,434      8,435,547      11,818,880
                                            -----------   -----------    -----------     -----------
GROSS PROFIT..............................    2,879,886     4,108,140      1,756,913       2,533,158
                                            -----------   -----------    -----------     -----------
SELLING AND ADMINISTRATIVE EXPENSES:
  Administrative..........................    2,001,488     3,179,792      1,436,857       1,888,756
  Selling.................................      666,509       854,913        351,805         244,685
                                            -----------   -----------    -----------     -----------
    TOTAL SELLING AND ADMINISTRATIVE
      EXPENSES............................    2,667,997     4,034,705      1,788,662       2,133,441
                                            -----------   -----------    -----------     -----------
OPERATING INCOME (LOSS)...................      211,889        73,435        (31,749)        399,717
                                            -----------   -----------    -----------     -----------
OTHER INCOME (EXPENSE):
  Interest income.........................       38,835        69,064         28,360          43,028
  Interest expense........................       (5,969)      (13,130)        (3,240)         (6,936)
  Realized gain on sale of investments....                     12,008
                                            -----------   -----------    -----------     -----------
    NET OTHER INCOME......................       32,866        67,942         25,120          36,092
                                            -----------   -----------    -----------     -----------
INCOME (LOSS) BEFORE TAXES................      244,755       141,377         (6,629)        435,809
PROVISION FOR INCOME TAXES................      137,500        83,000         10,000         181,500
                                            -----------   -----------    -----------     -----------
NET INCOME (LOSS).........................      107,255        58,377        (16,629)        254,309
OTHER COMPREHENSIVE INCOME:
  Unrealized gain (loss) on securities....                     31,948                        (18,066)
                                            -----------   -----------    -----------     -----------
    TOTAL COMPREHENSIVE INCOME (LOSS).....  $   107,255   $    90,325    $   (16,629)    $   236,243
                                            ===========   ===========    ===========     ===========
Earnings per share--basic and diluted.....  $      0.02   $      0.02    $    (0.004)    $      0.05
                                            ===========   ===========    ===========     ===========
Weighted average common shares
  outstanding, basic......................    4,573,296     4,609,491      4,609,491       4,645,311
                                            ===========   ===========    ===========     ===========
Weighted average common shares
  outstanding, diluted....................    4,746,296     4,782,491      4,782,491       4,818,311
                                            ===========   ===========    ===========     ===========

                See Notes to Consolidated Financial Statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                        COMMON
                                        STOCK           ADDITIONAL                        ACCUMULATED OTHER
                                 --------------------    PAID IN          RETAINED          COMPREHENSIVE
                                  SHARES      AMOUNT     CAPITAL     EARNINGS (DEFICIT)         INCOME           TOTAL
                                 ---------   --------   ----------   ------------------   ------------------   ----------
BALANCE AT APRIL 1, 1998, AS
  RESTATED.....................  4,572,921   $30,867    $1,503,593        $(127,097)           $      0        $1,407,363
Additional capital.............        750         7        2,498                                                   2,505
Cancellation of shares.........                  (60)     (19,940)                                                (20,000)
Net income.....................                                             107,255                               107,255
                                 ---------   -------    ----------        ---------            --------        ----------
BALANCE AT MARCH 31, 1999, AS
  RESTATED.....................  4,573,671    30,814    1,486,151           (19,842)                  0         1,497,123
Additional capital.............     71,640       814      258,451                                                 259,265
Net income.....................                                              58,377                                58,377
Unrealized gain on
  securities...................                                                                  31,948            31,948
                                 ---------   -------    ----------        ---------            --------        ----------
BALANCE AT MARCH 31, 2000, AS
  RESTATED.....................  4,645,311    31,628    1,744,602            38,535              31,948         1,846,713
Net income (unaudited).........                                             254,309                               254,309
Unrealized loss on securities
  (unaudited)..................                                                                 (18,066)          (18,066)
                                 ---------   -------    ----------        ---------            --------        ----------
BALANCE AT SEPTEMBER 30, 2000
  (UNAUDITED)..................  4,645,311   $31,628    $1,744,602        $ 292,844            $ 13,882        $2,082,956
                                 =========   =======    ==========        =========            ========        ==========

                See Notes to Consolidated Financial Statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED               SIX MONTHS ENDED
                                                 ---------------------   -----------------------------
                                                 MARCH 31,   MARCH 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1999        2000          1999            2000
                                                 ---------   ---------   -------------   -------------
                                                                          (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................  $ 107,255   $ 90,325      $ (16,629)      $ 236,243
  Adjustments to reconcile net income (loss) to
    net cash provided by (used for) operating
    activities:
    Depreciation...............................     25,665     52,986         12,223          35,981
    Deferred income taxes......................     17,500      7,500            500           5,000
    Unrealized (gain) loss.....................               (55,948)                        18,066
  Changes in assets and liabilities:
    Accounts receivable........................    (73,085)  (526,550)      (367,724)       (241,502)
    Receivables from related parties...........    (21,009)   (62,441)       (28,519)        (62,879)
    Prepaid expenses...........................    (46,261)    34,315        (31,169)         20,884
    Prepaid income taxes.......................              (138,985)      (142,745)        100,300
    Other assets...............................   (166,971)  (159,142)       115,812        (249,540)
    Accounts payable...........................    246,066    264,530        (94,415)       (196,836)
    Accrued expenses...........................    (58,864)   122,523         29,827         (64,500)
    Income taxes payable.......................    111,056    (84,965)       (84,965)
    Commissions payable........................               476,805        278,508         270,512
                                                 ---------   --------      ---------       ---------
      NET CASH PROVIDED BY (USED FOR) OPERATING
        ACTIVITIES.............................    141,352     20,953       (329,296)       (128,271)
                                                 ---------   --------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...........   (147,211)  (244,550)      (186,086)        (24,002)
  Purchase of investments......................              (197,139)       (28,214)         (1,675)
  Deposits with clearing organizations.........              (150,000)      (150,000)
                                                 ---------   --------      ---------       ---------
    NET CASH USED FOR INVESTING ACTIVITIES.....   (147,211)  (591,689)      (364,300)        (25,677)
                                                 ---------   --------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock...          7        814            739
  Additional paid in capital...................      2,498    258,451        246,007
  Deferred stock offering costs................               (27,500)                      (185,421)
  Repurchase of shares of common stock.........    (20,007)
  Note payable.................................                71,040         99,235
  Repayment of note payable....................                                              (71,040)
                                                 ---------   --------      ---------       ---------
    NET CASH PROVIDED BY (USED FOR) FINANCING
      ACTIVITIES...............................    (17,502)   302,805        345,981        (256,461)
                                                 ---------   --------      ---------       ---------

                See Notes to Consolidated Financial Statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED                SIX MONTHS ENDED
                                              -----------------------   -----------------------------
                                              MARCH 31,    MARCH 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                                 1999         2000          1999            2000
                                              ----------   ----------   -------------   -------------
                                                                         (UNAUDITED)     (UNAUDITED)
NET DECREASE IN CASH AND CASH EQUIVALENTS...     (23,361)    (267,931)     (347,615)       (410,409)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR......................................   1,135,895    1,112,534     1,112,534         844,603
                                              ----------   ----------    ----------       ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......  $1,112,534   $  844,603    $  764,919       $ 434,194
                                              ==========   ==========    ==========       =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the year for:
    Interest................................  $    5,969   $   13,130    $    3,240       $   6,936
                                              ==========   ==========    ==========       =========
    Income taxes............................  $    9,269   $  319,747    $   14,229       $  58,600
                                              ==========   ==========    ==========       =========

                See Notes to Consolidated Financial Statements.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    The Company and its wholly owned subsidiaries, Investors Capital Corporation and Eastern Point Advisors, Inc. are engaged throughout the United States in the financial service industry as general securities brokers and asset managers.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of this Company and its wholly-owned subsidiaries, Investors Capital Corporation (ICC) and Eastern Point Advisors, Inc. (EPA). All significant inter-company items and transactions have been eliminated in the consolidation.

INTERIM FINANCIAL INFORMATION

    The financial information as of September 30, 1999 and 2000 and for the six months then ended is unaudited, but includes all adjustments (consisting only of normal recurring accruals) which, in the opinion of management are necessary in order to make the financial statements not misleading at such dates and for those periods. Operating results for the six months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year.

REVENUE RECOGNITION

    Securities transactions and related commission revenues and expenses are recorded on a settlement date basis. The Company earns an advisory fee based on a client's portfolio value on portfolios managed by its investment advisor subsidiary. These fees are recorded under the accrual method.

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flow, cash and cash equivalents includes cash in checking and savings accounts and short-term investments with original maturities of three months or less.

OTHER ASSETS

    Other assets are summarized as follows:

                                              MARCH 31,   MARCH 31,   SEPTEMBER 30,
                                                1999        2000          2000
                                              ---------   ---------   -------------
                                                                       (UNAUDITED)
Website development costs...................  $ 47,659    $ 90,259      $157,699
Miscellaneous noncurrent receivables........   115,812     232,354       314,454
Deferred stock offering costs...............                27,500       212,921
Investment in common stock of ICC Insurance
  Agency....................................                             100,000
Security deposit............................     3,500       3,500         3,500
                                              --------    --------      --------
Total.......................................  $166,971    $353,613      $788,574
                                              ========    ========      ========

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, which includes cash, cash equivalents, accounts receivable, accounts payable, and note payable approximate their fair value at the balance sheet date due to their short-term nature.

INVESTMENTS

    The carrying amount and fair value of investment securities at March 31, 2000 are as follows:

                                                             GROSS
                                                           UNREALIZED     FAIR
                                                  COST        GAIN       VALUE
                                                --------   ----------   --------
Securities available for sale:
  Common stock................................  $197,139     $55,948    $253,087
                                                ========     =======    ========

    The carrying amount and fair value of investment securities at September 30, 2000 are as follows:

                                                             GROSS
                                                           UNREALIZED     FAIR
                                                  COST        GAIN       VALUE
                                                --------   ----------   --------
Securities available for sale:
  Common stock................................  $198,814     $37,882    $236,696
                                                ========     =======    ========

PROPERTY AND EQUIPMENT

    Furniture, equipment and leasehold improvements are stated at cost. Maintenance and repairs are charged to operations. Depreciation is provided utilizing the straight-line method over their useful lives, generally 7 years.

COMPREHENSIVE INCOME

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for the reporting and display of comprehensive income and its components. This statement requires that an enterprise classify items of other comprehensive income by nature in a financial statement, and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. The Company's other comprehensive income represents the unrealized gain (loss) on securities available for sale in addition to net income.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109 which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amounts, and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the change in deferred asset or liability during the year.

BUSINESS DEVELOPMENT

    The Company expenses all promotional costs as incurred and advertising costs upon first exhibition of the advertisement. Substantially all business development costs relate to advertising and mutual fund start up costs. Business development expenses amounted to $245,231 and $379,894 for the years ended
March 31, 1999 and March 31, 2000, respectively. Business development expenses amounted to $194,508 and $259,022 for the six-month periods ended September 30, 1999 and September 30, 2000, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SEGMENT REPORTING

    The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of Enterprise and Related Information" ("FAS 131"). FAS 131 supersedes FAS 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. FAS 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of FAS 131 did not affect the Company's financial position or results of operations, but did affect the disclosure of segment information.

RECLASSIFICATIONS

    Certain amounts from prior years have been reclassified for consistency with current year presentation. These reclassifications were not material to the consolidated financial statements.

2.  TRANSACTIONS WITH RELATED PARTIES

    The Company leases office space from the Arlsburg Trust, the trustee of whom is the principal stockholder of the Company. For the years ending March 31, 1999 and 2000, rent of $64,570 and $114,454, respectively, was paid to Arlsburg Trust. For the six-month periods ending September 30, 1999 and 2000, rent of $52,115 and $75,120, respectively was paid to Arlsburg Trust.

    ICC Insurance Agency, Inc., the sole stockholders of which are the principal stockholders of ICH, facilitates the sale of insurance and annuity products. One hundred percent of all funds realized by this entity flow through as revenue to ICC. Effective August 9, 2000, the Company's Board of Directors

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

2. TRANSACTIONS WITH RELATED PARTIES (CONTINUED) approved the stock purchase agreement between the Company's principal stockholders and the Company, whereby the Company agrees to purchase all of the capital stock of ICC Insurance Agency for $100,000.

    The Company is owed money pursuant to demand notes from senior executives which accrue interest at 8% per year. As of March 31, 1999 and 2000 the balances of the notes were $27,839 and $90,280 respectively. As of September 30, 2000 the Company was owed $153,159 on the notes.

3.  NET CAPITAL

    The broker-dealer subsidiary of the Company is subject to the Securities and Exchange Commission's regulations and operating guidelines, which require the Company to maintain a specified amount of net capital, as defined, and a ratio of aggregate indebtedness to net capital, as defined, not exceeding 15 to 1.

    The Company's net capital as computed under 15c3-1 was $62,800 at March 31, 1999 which resulted in a net capital deficiency of the required net capital of $70,755 in the amount of $7,955. The ratio of aggregate indebtedness at March 31, 1999 was 16.9 to 1. The Company's net capital as computed under 15c3-1 was $(110,386) at March 31, 2000 which resulted in a net capital deficiency of the required net capital of $125,418 in the amount of $235,804. The ratio of aggregate indebtedness at March 31, 2000 was (17.0) to 1.

    The Company's net capital as computed under 15c3-1 was $(182,096) at September 30, 1999 which resulted in a net capital deficiency of the required net capital of $104,316 in the amount of $286,412. The ratio of aggregate indebtedness at September 30, 1999 was (8.59) to 1. The Company's net capital as computed under 15c3-1 was $(43,893) at September 30, 2000 which resulted in a net capital deficiency of the required net capital of $121,425 in the amount of $165,318. The ratio of aggregate indebtedness at September 30, 2000 was (41.5) to 1.

4.  CASH AND CASH EQUIVALENTS

    At March 31, 1999, the carrying amount of the Company's deposits was $1,112,534 and the bank balance was $1,404,952. Of the bank balance, $577,105 was covered by federal depository insurance and $827,847 was uninsured.

    At March 31, 2000, the carrying amount of the Company's deposits was $844,603 and the bank balance was $1,117,286. Of the bank balance, $346,836 was covered by federal depository insurance and $770,450 was uninsured.

    At September 30, 2000, the carrying amount of the Company's deposits was $434,194 and the bank balance was $492,889. Of the bank balance, $182,090 was covered by federal depository insurance and $310,799 was uninsured.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

5.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                              MARCH 31,   MARCH 31,   SEPTEMBER 30,
                                                1999        2000          2000
                                              ---------   ---------   -------------
                                                                       (UNAUDITED)
Equipment...................................  $151,401    $212,643      $228,422
Furniture and fixtures......................    76,365     137,654       145,877
Leasehold improvements......................    22,529     144,548       144,548
                                              --------    --------      --------
  TOTAL PROPERTY AND EQUIPMENT..............   250,295     494,845       518,847
Less: accumulated depreciation..............   (44,108)    (97,094)     (133,075)
                                              --------    --------      --------
  NET PROPERTY AND EQUIPMENT................  $206,187    $397,751      $385,772
                                              ========    ========      ========

    Depreciation expense for the years ended March 31, 1999 and March 31, 2000 was $25,665 and $52,986, respectively. Depreciation expense for the six months ended September 30, 1999 and September 30, 2000 was $12,223 and $35,981, respectively.

6.  INCOME TAX MATTERS

    Income tax expense consisted of the following:

                                  MARCH 31,   MARCH 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                    1999        2000          1999            2000
                                  ---------   ---------   -------------   -------------
                                                           (UNAUDITED)     (UNAUDITED)
CURRENT TAX EXPENSE (REFUND):
  Federal.......................  $ 90,000     $66,500       $(3,500)       $130,000
  State.........................    33,000      31,000         4,000          42,500
                                  --------     -------       -------        --------
    TOTAL.......................   123,000      97,500           500         172,500
                                  --------     -------       -------        --------

Deferred tax expense (refund):
  Federal.......................    10,500     (10,500)        7,500           7,000
  State.........................     4,000      (4,000)        2,000           2,000
                                  --------     -------       -------        --------
    TOTAL.......................    14,500     (14,500)        9,500           9,000
                                  --------     -------       -------        --------
Income tax expense..............  $137,500     $83,000       $10,000        $181,500
                                  ========     =======       =======        ========

    Deferred income taxes are the result of timing differences between book and taxable income and consist primarily of net operating loss carryforwards, unrealized gains, mutual fund start up costs and

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

6.  INCOME TAX MATTERS (CONTINUED)
differences between depreciation expense for financial statement purposes versus tax return purposes. Net deferred tax assets (liabilities) within each tax jurisdiction consisted of the following at:

                                                            MARCH 31, 1999
                                                    -------------------------------
                                                     ASSET     LIABILITY     NET
                                                    --------   ---------   --------
Federal...........................................  $12,500     $ 4,000     $8,500
State.............................................    6,000      14,000     (8,000)
                                                    -------     -------     ------
  TOTAL...........................................  $18,500     $18,000     $  500
                                                    =======     =======     ======

                                                           MARCH 31, 2000
                                                   -------------------------------
                                                    ASSET     LIABILITY     NET
                                                   --------   ---------   --------
Federal..........................................  $35,000     $43,000    $(8,000)
State............................................   13,000      12,000      1,000
                                                   -------     -------    -------
  TOTAL..........................................  $48,000     $55,000    $(7,000)
                                                   =======     =======    =======

                                                  SEPTEMBER 30, 2000 (UNAUDITED)
                                                  -------------------------------
                                                   ASSET     LIABILITY     NET
                                                  --------   ---------   --------
Federal.........................................  $34,000     $46,000    $(12,000)
State...........................................   13,000      13,000
                                                  -------     -------    --------
  TOTAL.........................................  $47,000     $59,000    $(12,000)
                                                  =======     =======    ========

    A reconciliation of the differences between the effective income tax rate and the statutory federal tax rate is as follows:

                                            YEAR ENDED         SIX MONTHS ENDED
                                             MARCH 31,           SEPTEMBER 30,
                                        -------------------   -------------------
                                          1999       2000       1999       2000
                                        --------   --------   --------   --------
                                                                  (UNAUDITED)
Tax at U.S. statutory rate............  $113,000   $61,000    $ 5,000    $157,000
State taxes, net of federal benefit...    24,500    18,000      4,000      29,000
Other.................................               4,000      1,000      (4,500)
                                        --------   -------    -------    --------
  TOTAL...............................  $137,500   $83,000    $10,000    $181,500
                                        ========   =======    =======    ========

7.  SEGMENT INFORMATION

    The Company's reportable segments include investment services offered through its broker-dealer (ICC) and asset management services offered through its registered investment adviser (EPA). This investment services segment includes securities, insurance, financial planning and related services. This segment earns commissions as a broker for its customers in the purchase and sale of securities on major

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

7.  SEGMENT INFORMATION (CONTINUED)
exchanges. Asset management services generates recurring annual revenue from fees received on the management of customer accounts. This segment provides asset management and portfolio design services to two mutual funds and a variety of investors.

    Segment data presented includes the allocation of all corporate overhead to each segment. Intersegment revenue and expense are eliminated between segments. Information concerning operations in the Company's segments of business is as follows:

                                             MARCH 31,     MARCH 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                               1999          2000           1999            2000
                                            -----------   -----------   -------------   -------------
                                                                         (UNAUDITED)     (UNAUDITED)
NON-INTEREST REVENUES:
  Investment services.....................  $12,623,455   $20,091,914    $ 9,046,566     $12,913,257
  Asset management........................    1,945,095     2,365,660      1,145,894       1,438,781
                                            -----------   -----------    -----------     -----------
    TOTAL.................................  $14,568,550   $22,457,574    $10,192,460     $14,352,038
                                            ===========   ===========    ===========     ===========
NET INTEREST AND DIVIDENDS:
  Investment services.....................  $    38,835   $    69,064    $    28,360     $    43,028
  Asset management........................
                                            -----------   -----------    -----------     -----------
    TOTAL.................................  $    38,835   $    69,064    $    28,360     $    43,028
                                            ===========   ===========    ===========     ===========
INCOME (LOSS):
  Investment services.....................  $   114,584   $    68,495    $   (35,459)    $   240,196
  Asset management........................       (7,329)       21,830         18,830          (3,953)
                                            -----------   -----------    -----------     -----------
    TOTAL.................................  $   107,255   $    90,325    $   (16,629)    $   236,243
                                            ===========   ===========    ===========     ===========
YEAR-END TOTAL ASSETS:
  Investment services.....................  $ 2,252,096   $ 3,487,871    $ 2,757,122     $ 3,633,882
  Asset management........................      611,446       612,194        570,728         644,562
                                            -----------   -----------    -----------     -----------
    TOTAL.................................  $ 2,863,542   $ 4,100,065    $ 3,327,850     $ 4,278,444
                                            ===========   ===========    ===========     ===========

8.  CONCENTRATIONS OF CREDIT RISK

    The Company is engaged in various trading and brokerage activities whose counterparties primarily include the general public. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the credit worthiness of the counterparty or issuer of the instrument. It is the Company's policy to review, as necessary, the credit standings of each counterparty with which it conducts business.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

9.  COMMITMENTS AND CONTINGENCIES

    The Company has been named a defendant in certain legal actions arising primarily from securities and activities, which primarily allege violations of securities laws and seek unspecified damages, which could be substantial. While the ultimate resolution of these actions cannot be currently determined, in the opinion of management, after consultation with legal counsel, the actions will be resolved with no material adverse effect on the financial statements of the Company. However, if during any period a potential adverse contingency should become probable, the results of operations in that period could be materially affected.

    The Company leases office space in Lynnfield, Massachusetts. The facility lease, which was entered into on August 13, 1998 and expires in August, 2003 is classified as an operating lease. Rent for the years ended March 31, 1999 and 2000 and the six months ended September 30, 1999 and 2000 totaled $27,768 and $41,652; and $20,826 and $21,038, respectively.

    Future minimum lease payments are as follows:

2001........................................................  $ 43,200
2002........................................................    43,200
2003........................................................    43,200
2004........................................................    18,000
                                                              --------
    Total...................................................  $147,600
                                                              ========

10.  STOCK OPTION PLANS

    1994 STOCK OPTION PLAN

    As of September 1, 1994, the Company issued a stock option plan (the "1994 Plan") which provides for the granting of options to an officer of the Company. Following a three for two stock split in 1997, a maximum of 150,000 shares of common stock may be issued under the 1994 Plan. The number of shares and grant date are determined at the discretion of the Company's board of directors.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

10.  STOCK OPTION PLANS (CONTINUED)
    A summary of option transactions for the 1994 Plan during the years ended March 31, 1999 and 2000 and the six months ended September 30, 2000 is shown below:

                                                       NUMBER     WEIGHTED-AVERAGE
                                                      OF SHARES    EXERCISE PRICE
                                                      ---------   ----------------
Outstanding at April 1, 1998........................   150,000         $1.00
Granted.............................................         0
Exercised...........................................         0
Canceled............................................         0
                                                       -------
Outstanding at March 31, 1999.......................   150,000         $1.00
Granted.............................................         0
Exercised...........................................         0
Canceled............................................         0
                                                       -------
Outstanding at March 31, 2000.......................   150,000         $1.00
Granted (unaudited).................................         0
Exercised (unaudited)...............................         0
Canceled (unaudited)................................         0
                                                       -------
Outstanding at September 30, 2000 (unaudited).......   150,000         $1.00
                                                       =======
Available for issuance at March 31, 1999 and 2000
  and September 30, 2000............................         0
                                                       =======

    A summary of options outstanding as of March 31, 1999 and 2000 and September 30, 2000 is shown below:

      EXERCISE                          NUMBER OF SHARES
        PRICE                             OUTSTANDING
---------------------                   ----------------
        $1.00                               150,000
                                            =======

    1996 STOCK OPTION PLAN

    As of October 1, 1997, the Board of Directors issued an incentive stock option plan (the "1996 Plan"). Key employees and associates are eligible to receive options and the aggregate number of shares to be delivered under the 1996 Plan shall not exceed 300,000 shares. Each option shall be granted, and the number of shares and the vesting schedules of such shares subject thereto shall be determined by the Board.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

10.  STOCK OPTION PLANS (CONTINUED)
    A summary of option transactions for the 1996 Plan during the years ended March 31, 1999 and 2000 and the six months ended September 30, 2000 is shown below:

                                                       NUMBER     WEIGHTED-AVERAGE
                                                      OF SHARES    EXERCISE PRICE
                                                      ---------   ----------------
Outstanding at April 1, 1998........................    50,000         $3.34
Granted.............................................         0
Exercised...........................................         0
Canceled............................................    27,000
                                                       -------
Outstanding at March 31, 1999.......................    23,000         $3.34
Granted.............................................         0
Exercised...........................................         0
Canceled............................................         0
                                                       -------
Outstanding at March 31, 2000.......................    23,000         $3.34
Granted (unaudited).................................         0
Exercised (unaudited)...............................         0
Canceled (unaudited)................................         0
                                                       -------
Outstanding at September 30, 2000 (unaudited).......    23,000         $3.34
                                                       =======
Available for issuance at March 31, 1999 and 2000
  and September 30, 2000............................   277,000         $3.34
                                                       =======

    A summary of options outstanding as of March 31, 1999 and 2000 and September 30, 2000 is shown below:

      EXERCISE                          NUMBER OF SHARES
        PRICE                             OUTSTANDING
---------------------                   ----------------
3.34....$.....                               23,000
                                             ======

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company has elected to apply APB Opinion 25 and the related Interpretations in accounting for stock options issued to employees. Accordingly, the Company does not recognize compensation cost in connection with its employee stock options. If the Company had elected to recognize compensation cost for employee stock options based on the fair value at the grant date as prescribed by SFAS No. 123, net income and earnings per share (basic and diluted) would not have been reduced or increased due to the fact that there were no stock options granted during the years ended March 31, 1999 and 2000.

11.  EARNINGS PER SHARE

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share. It

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

11.  EARNINGS PER SHARE (CONTINUED)
requires presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires reconciliation of the computation of basic earnings per share to diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted average number of shares outstanding for the period (the denominator). The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common securities had been converted into common stock.

    The following shares of stock options were included in the computation of diluted EPS:

                                  MARCH 31,    MARCH 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                     1999         2000           1999             2000
                                  ----------   ----------   --------------   --------------
                                                             (UNAUDITED)      (UNAUDITED)
Stock options...................    173,000      173,000        173,000          173,000
                                    =======      =======        =======          =======

12.  RETIREMENT PLAN

    The Company adopted a 401(k) retirement plan effective January 1, 1998. The plan covers all employees with at least one or more years of service. Employees employed on the plan's effective date do not have to satisfy the service requirement. The Company's contribution is based on matching 100% of the first 3% of salary deferral elected by each eligible employee. The Company's contribution for the year ended March 31, 1999 and 2000 was $17,651 and $18,433, respectively. The Company's contribution for the six months ended September 30, 1999 and 2000 was $9,417 and $10,919, respectively.

13.  PRIOR PERIOD ADJUSTMENT

    The retained earnings at March 31, 1998, has been restated and decreased by $49,200 by recording additional commissions payable of $79,000, and recording a decrease in the provision for income taxes of $29,800.

    The Company previously reported its financial position and results of operations for the fiscal years ended March 31, 1999 and 2000. Subsequent to the issuance of those financial statements, additional facts have been discovered which require adjustment to those 1999 and 2000 financial statements. Accordingly, net income for the year ended March 31, 1999 has been restated to reflect the recognition of $134,000 of expenses not previously recorded while the provision for income taxes has been reduced by $59,000. As a result, retained earnings as of March 31, 1999 have been reduced by $75,000.

    Net income for the year ended March 31, 2000 has been restated to reflect the recognition of $102,000 of expenses not previously recorded, while the provision for income taxes has been reduced by $26,000. As a result, retained earnings as of March 31, 2000 have been reduced by $76,000.

               INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                            MARCH 31, 1999 AND 2000

               (INFORMATION AS OF SEPTEMBER 30, 1999 AND 2000 AND
                  FOR THE SIX MONTHS THEN ENDED IS UNAUDITED)

14.  SUBSEQUENT EVENT

    On November 9, 2000, it was discovered that the broker dealer subsidiary
(ICC) had underaccrued commissions payable in the amount of $442,000 as of September 30, 2000. As a result, at September 30, 2000, ICC was in noncompliance of its required net capital reserve in the amount of approximately $165,000 (see
Note 3). Under NASD regulations, the Company was required to and did notify the SEC and NASD of the noncompliance within the required time frame. On
November 9, 2000, $200,000 of capital was transferred from Investors Capital Holdings to ICC to correct the net capital noncompliance.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE PROSPECTUS OR INFORMATION WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS


    Until             , 2001 (25 days after the date of this prospectus), all
dealers effecting transactions in the shares of common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                     [LOGO]

                                1,000,000 SHARES
                                OF COMMON STOCK

                                   PROSPECTUS

                           SCHNEIDER SECURITIES, INC.

                         INVESTORS CAPITAL CORPORATION


                                           , 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Investors Capital Holdings, Ltd. (the "Registrant") has authority under Massachusetts General Laws to indemnify its Directors and Officers to the extent provided for in such statute. The Registrant's Articles of Organization and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its Officers and Directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:


Securities and Exchange Commission registration fee.........  $  2,724.50
NASD filing fee.............................................        1,532
American Stock Exchange listing fee.........................       27,500
Printing and engraving expenses.............................       60,000
Accounting fees and expenses................................      250,000
Legal fees and expenses.....................................      150,000
Blue Sky fees and expenses..................................        *****
Transfer Agent's fees and expenses..........................        5,000
Unaccountable expenses......................................       40,000
Miscellaneous...............................................    13,243.50
                                                              -----------
  TOTAL.....................................................  $   550,000
                                                              ===========


    ALL AMOUNTS EXCEPT THE SECURITIES AND EXCHANGE COMMISSION REGISTRATION FEE, THE NASD FILING FEE AND THE AMERICAN STOCK EXCHANGE LISTING FEE ARE ESTIMATED.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    1. As of September 30, 2000, the Company had granted 50,000 options pursuant to the 1996 Stock Incentive Plan. The options were granted without registration pursuant to Section 4(2) of the Act. Of these 50,000 options, 27,000 were cancelled as not vested and 23,000 remain outstanding. All of the outstanding options granted have an exercise price of $3.34 per share. Outstanding options which have not vested will vest pro rata over a three year period. The stock incentive plan was approved by the shareholders at the annual meeting of shareholders held on September 20, 1996.


    2. In September, 1995 the Company commenced an offering of securities under Rule 506 of Regulation D, which consisted of 5,000 shares of common stock and warrants exercisable into 2,000 shares of common stock, sold as a unit. The offering concluded in August, 1996. The warrants which were part of the unit were issued on October 1, 1996 and expired on September 30, 1998. Investors Capital Corporation, Inc., a subsidiary of the Company, acted as selling broker and received commissions in the amount of $47,500. Warrant purchasers were accredited investors, or, if not, had to represent to the Company in writing that the purchaser, either alone, or with his purchaser representative, had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the prospective investment, or the Company reasonably believes immediately prior to making any sale that such purchaser comes within this description. The Company required each purchaser execute a subscription agreement representing his/her status prior to purchase. The warrants purchased had an expiration date of September 30, 1998. At a special meeting of stockholders held on September 23, 1997, the number of shares warrantholders would be allowed to purchase was increased to 180,000. By September 30, 1998, warrants to purchase 114,625 shares of our stock were exercised by 30 warrantholders at an exercise price of $2.22. During the exercise period, the Company delivered to warrantholders a copy of its current audited financial information. All of the remaining warrants have expired.


    3. On March 31, 1998, a senior executive as part of his employment agreement, was issued 10,000 shares of our stock at a price per share equal to the par value of $.01. His employment was terminated on September 25, 1998 and he is no longer associated with the Company in any capacity.

    4. On October 1, 1998, we granted to certain representatives of our broker-dealer subsidiary, warrants to purchase 149,718 shares of our stock at an exercise price of $3.34. The warrants had an expiration date of March 31, 1999. The warrants were issued pursuant to a plan of grant that provided incentives to key persons who may be employees or non-employees who contribute materially to the success and profitability of the Company. Because of the plan of grant, the warrants were issued without registration pursuant to Section 4(2) of the Act. Warrants to purchase 80,538 shares of stock were exercised by 29 representatives. The remaining warrants not exercised have expired. No selling commissions were paid concerning the issuance of or exercise of the warrants. Each person who exercised warrants was required to execute a subscription agreement which required purchasers to represent their status as an accredited investor, or, if not an accredited investor, that the purchaser had such knowledge and experience in financial and business matters that he/she was capable of evaluating the merits and risks of the prospective investment or the Company had a reasonable belief that immediately prior to making any sale that such purchaser came within this description.

    All of the foregoing offers and sales were effected pursuant to the exemption from registration afforded by Section 4(2) of The Securities Act of 1933, as amended. The recipients in each case represented their intention to acquire the securities for investment only and not with a view to distribution; appropriate restrictive legends were noted on the stock certificates and on the stock records of the Company.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    See the Exhibits Index filed as part of this registration statement.

ITEM 28. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement;

    2. For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide Offering;

    3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

    4. To provide to the Underwriters at the closing, specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant also hereby undertakes:

    1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the Town of Lynnfield, Commonwealth of Massachusetts, on January 19, 2001.



                                                       INVESTORS CAPITAL HOLDINGS, LTD.

Date: January 19, 2001                                 By:  /s/ THEODORE E. CHARLES
                                                            -----------------------------------------
                                                            Theodore E. Charles
                                                            PRESIDENT, CHAIRMAN AND CHIEF EXECUTIVE
                                                            OFFICER


                               POWER OF ATTORNEY

    Each person whose signature appears below hereby makes, constitutes and appoints Theodore E. Charles, his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitutions, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ THEODORE E. CHARLES
--------------------------------------
Theodore E. Charles
President, Chairman and Chief Executive
Officer


January 19, 2001
--------------------------------------
Date


                  *
--------------------------------------
L. Gregory Gloeckner
Director


January 19, 2001
--------------------------------------
Date


                  *
--------------------------------------
James J. McCarthy
Director


January 19, 2001
--------------------------------------
Date


                  *
--------------------------------------
Timothy B. Murphy
Director, Treasurer and Chief Financial Officer
(PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)


January 19, 2001
--------------------------------------
Date


                  *
--------------------------------------
David J. Smith
Director


January 19, 2001
--------------------------------------
Date


* by:  /s/ THEODORE E. CHARLES
     ------------------------------------
     Theodore E. Charles
     (Attorney in fact for each of
     the persons indicated above)

                                 EXHIBITS INDEX


EXHIBIT                                         DESCRIPTION
-------                 ------------------------------------------------------------
          1.1*          Agreement Among Underwriters

          1.2*          Underwriting Agreement

          1.3*          Selected Dealers Agreement

          1.4*          Underwriters' Warrant Agreement

          1.5*          Consulting Agreement

          3.1*          Articles of Organization, as amended

          3.2*          By-Laws

          4.1**         Form of Stock Certificate of the Company

          5.1**         Opinion of James Carabina, Esq. with Respect to Legality of
                        Securities Being Offered

         10.1*          Employment Agreement with Theodore E. Charles

         10.2*          Employment Agreement with Timothy B. Murphy

         10.3*          1996 Stock Incentive Plan

         10.4*          Stock Purchase Agreement of ICC Insurancy Agency, Inc.

        10.5*           Form of Lock-Up Agreement

         21.1*          Subsidiaries

         23.1**         Consent of James Carabina, Esq. (included in Exhibit 5.1)

        23.2*           Consent of Cayer Prescott Clune & Chatellier, LLP

         24.1*          Power of Attorney (included in signature pages)

        27.1*           Financial Data Schedule


------------------------

*   Previously filed.

**  To be filed by amendment.